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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

VIVUS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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VIVUS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 25, 2010

TO THE STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of VIVUS, Inc., a Delaware corporation, (sometimes referred to herein as the Company), will be held on Friday, June 25, 2010, at 8:00 a.m., local time, at our corporate office located at 1172 Castro Street, Mountain View, CA 94040 for the following purposes:

  1.
  To elect five directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

  2.
  To approve the Company's 2010 Incentive Plan, including approval of its material terms and performance goals for purposes of Internal Revenue Code 162(m).

  3.
  To ratify the appointment of Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

  4.
  To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. To help conserve resources and reduce printing and distribution costs, we will be mailing a notice to our stockholders, instead of a paper copy of the Proxy Statement and our 2009 Annual Report, with instructions on how to access our proxy materials over the Internet, including the Proxy Statement, our 2009 Annual Report and a form of proxy card or voting instruction card. The notice will also contain instructions on how each of those stockholders can receive a paper copy of our proxy materials. We expect to mail the Notice of Internet Availability of Proxy Materials by May 10, 2010, at least 40 calendar days prior to the Annual Meeting date.

        Only stockholders of record at the close of business on April 26, 2010 are entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors
Leland F. Wilson President and Chief Executive Officer

Mountain View, California
April 30, 2010

YOUR VOTE IS IMPORTANT

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY TELEPHONE, OR IF AVAILABLE, ELECTRONICALLY, OR, IF YOU RECEIVED PER YOUR REQUEST A PAPER COPY OF THE PROXY MATERIALS, COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY.

i

ii

VIVUS, INC.

PROXY STATEMENT FOR THE 2010
ANNUAL MEETING OF STOCKHOLDERS

 INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed Proxy is solicited on behalf of the Board of Directors of VIVUS, Inc., a Delaware corporation (also referred to herein as the Company), for use at the Annual Meeting of Stockholders, or the Annual Meeting, to be held on Friday, June 25, 2010, at 8:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 1172 Castro Street, Mountain View, CA 94040.

        We are sending the Notice of Internet Availability of Proxy Materials on or about May 10, 2010 to all stockholders entitled to vote at the Annual Meeting. Our principal executive office is located at 1172 Castro Street, Mountain View, CA 94040, and our telephone number is (650) 934-5200. Our website is www.vivus.com, and we make our current and periodic reports that are filed with the Securities and Exchange Commission, or the SEC, available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

Record Date and Shares Outstanding

        Stockholders of record at the close of business on April 26, 2010, or the Record Date, are entitled to notice and to vote at the Annual Meeting. At the Record Date, approximately 80,854,898 shares of our Common Stock, par value $0.001, were issued and outstanding and held of record by approximately 3,611 stockholders. At the Record Date, we did not have any shares of Preferred Stock outstanding. The Inspector of Election appointed for the Annual Meeting will separately tabulate the affirmative and negative votes, abstentions and broker non-votes.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (A) delivering to the Secretary of the Company at the Company's principal office, or to the Inspector of Election at the Annual Meeting (i) a written notice of revocation or (ii) a duly executed proxy bearing a later date or (B) by attending the Annual Meeting and voting in person.

Voting and Solicitation

        Each stockholder is entitled to one vote for each share held as of the Record Date on all matters presented at the Annual Meeting. Stockholders will not be entitled to cumulate their votes in the election of directors. You may vote in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote in advance of the Annual Meeting. You may vote in advance of the Annual Meeting by any of the following methods:

        Vote by Mail. If you requested a paper copy of the proxy materials, mark, sign and date each proxy and voting instruction card you receive and return it in the postage-paid envelope.

        Vote by Internet or Telephone. If you are a stockholder of record (that is, if you hold your shares in your own name), you may vote by the Internet or by telephone (toll free) by following the instructions on the Notice of Internet Availability of Proxy Materials or your proxy and voting instruction card. If your shares are held in the name of a bank, broker or other holder of record (that is, in "street name"), and if the bank or broker offers Internet and telephone voting, you will receive instructions from them that you must follow in order for your shares to be voted. If you vote by the Internet or by telephone, you do not need to return your proxy and voting instruction card.

        We will bear the entire cost of soliciting proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the Proxy, and any additional solicitation material furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners and we expect to reimburse the corresponding forwarding expenses. We have retained the services of a third party to solicit proxies, for which we estimate that we will pay a fee not to exceed $15,000. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, in person or by telephone, facsimile, letter or electronic mail.

Quorum; Abstentions; Broker Non-Votes

        Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Election, who will be a representative of ComputerShare Investor Services, LLC, to determine whether or not a quorum is present. If the shares present, in person and by proxy, at the Annual Meeting do not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

        Shares that are voted "FOR," "AGAINST" or "ABSTAIN" are treated as being present at the Annual Meeting for purposes of establishing a quorum. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" with respect to a matter will also be treated as shares entitled to vote, or the votes cast, with respect to such matter.

        In general under Delaware law, abstentions are counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal, other than the election of directors. We intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

        Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. If you hold Common Stock through a broker and you have not given voting instructions to the broker, the broker may be prevented from voting shares on non-routine matters, resulting in a "broker non-vote." Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares "FOR" routine matters but expressly instructing that the broker is NOT voting on non-routine matters. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted in the tabulation of the voting results with respect to a particular proposal.

Proxies

        Whether or not you are able to attend the Annual Meeting, we urge you to submit your Proxy, which is solicited by our Board of Directors and which when properly completed will be voted as you direct. In the event no directions are specified, such proxies will be voted "FOR" the election of the directors as set forth herein (Proposal No. 1), "FOR" the approval of the 2010 Incentive Plan (Proposal No. 2), "FOR" the ratification of the appointment of Odenberg, Ullakko, Muranishi & Co. LLP as the independent registered public accounting firm to the Company

(Proposal No. 3), and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting.

Stockholder Proposals for 2011 Annual Meeting

        As a stockholder you may be entitled to present proposals for action at a forthcoming stockholder meeting. Pursuant to the rules of the Securities and Exchange Commission and our bylaws, stockholder proposals that stockholders intend to present at our 2011 Annual Meeting of Stockholders and desire to have included in our proxy materials relating to such meeting must be received by us no later than March 27, 2011, which is 90 calendar days prior to the anniversary of this year's annual meeting, and no earlier than February 25, 2011, which is 120 calendar days prior to the anniversary of this year's annual meeting, and must be in compliance with applicable laws and regulations (including the regulations of the SEC under Rule 14a-8). If the date of next year's annual meeting is moved more than 30 days before or 60 days after the anniversary date of this year's annual meeting, the deadline for inclusion of a proposal in our proxy statement is instead no earlier than 120 calendar days prior to the annual meeting and no later than the later of 90 days prior to the annual meeting or 10 days following the date that the first public announcement of the date of the annual meeting is made. Proposals should be addressed to:

Corporate Secretary
VIVUS, Inc.
1172 Castro Street
Mountain View, CA 94040

        A stockholder's notice to our Corporate Secretary (to the address noted above) must set forth the information required by our bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. A copy of the relevant bylaw provision is available upon written request to VIVUS, Inc., 1172 Castro Street, Mountain View, CA 94040, Attention: Corporate Secretary.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Nominees for Director

        Our bylaws currently authorize a board of seven directors. In connection with the decisions of Graham Strachan and Virgil A. Place, M.D. not to stand for re-election, the Board of Directors has approved a reduction of the number of authorized directors to five which will be effective April 30, 2010. Therefore, a board of five directors is to be elected at the Annual Meeting. On the recommendation of our Nominating and Governance Committee, the Board of Directors has nominated Leland F. Wilson, Peter Y. Tam, Mark B. Logan, Charles J. Casamento and Linda M. Dairiki Shortliffe for election as directors. All five nominees are currently members of the Board of Directors.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below. In the event that any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible.

        All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships between any of our directors or executive officers.

        The nominees, and certain information about them as of April 26, 2010, are set forth below.

Name of Nominee	Age	Position Held with the Company	First Became a Director
Leland F. Wilson	66	Chief Executive Officer and Director	1991
Peter Y. Tam	46	President and Director	2009
Mark B. Logan(1)(2)(3)	71	Chairman of the Board of Directors	1999
Charles J. Casamento(1)(2)	64	Director	2008
Linda M. Dairiki Shortliffe, M.D.(1)(2)(3)	61	Director	1999

(1)
Member of the Audit Committee of the Board of Directors.

(2)
Member of the Compensation Committee of the Board of Directors.

(3)
Member of the Nominating and Governance Committee of the Board of Directors.

        Leland F. Wilson has served as director since April 1991 and as Chief Executive Officer since November 1991. Mr. Wilson also served as President from April 1991 until October 2009. Prior to joining the Company, Mr. Wilson was Vice President of Marketing and Corporate Development of Genelabs Technologies, Inc. from 1989 to 1991. Mr. Wilson was Group Product Director, later promoted to Director of Marketing, at LifeScan, a Johnson & Johnson company, from 1986 to 1989. Mr. Wilson holds a B.S. and an M.S. in Reproductive Physiology from Pennsylvania State University.

        Our Nominating and Governance Committee believes that Mr. Wilson's long tenure with the Company as its President and Chief Executive Officer brings necessary historic, operational and leadership experience to the Board of Directors. The Nominating and Governance Committee also believes that Mr. Wilson's scientific background and extensive drug development and marketing experience afford the Board of Directors unique insight and guidance into strategic issues and opportunities that face the Company.

        Peter Y. Tam has served as our President and a director since October 2009. From January 2009 until October 2009, Mr. Tam served as Chief Operating Officer. From July 2004 to January 2009, Mr. Tam served as Senior Vice President of Product and Corporate Development of the Company. From November 2002 to July 2004, Mr. Tam served as the Company's Vice President of Strategic Planning and Corporate Development. Mr. Tam joined the Company in 1993 as Manager of Clinical Research and in 1999 he assumed the responsibilities of Director of Clinical and Corporate Development. Mr. Tam holds a B.S. in Chemistry from University of California Berkeley and an M.B.A. from Santa Clara University.

        Our Nominating and Governance Committee believes that Mr. Tam's scientific and business background and long tenure with the Company in the areas of clinical, regulatory and product and corporate development bring significant experience to the Board of Directors needed to evaluate, develop and commercialize our current and future product candidates.

        Mark B. Logan has served as a director of the Company since March 1999 and was elected Chairman of the Board of Directors in April 2007. From November 1994 until his retirement in May 2001, Mr. Logan was Chairman of the Board, President and Chief Executive Officer of VISX, Inc., a medical device company. From January 1992 to October 1994, he was Chairman of the Board and Chief Executive Officer of Insmed Pharmaceuticals, Inc. Previously, Mr. Logan was Senior Vice President & Chief Operating Officer and a member of the Board of Directors of Bausch & Lomb Incorporated, and has held senior executive positions with Becton, Dickinson & Co. and Wyeth, Inc. Mr. Logan also serves on the board of the University of Virginia Heart & Vascular Center, serves as a director of Public Policy Virginia, Inc. and serves as a trustee of the Southern Environmental Law Center. Mr. Logan holds a B.A. in Biology from Hiram College, was a Woodrow Wilson Fellow at New York University, and holds a P.M.D. from Harvard Business School.

        Our Nominating and Governance Committee believes that Mr. Logan's prior extensive executive level operational experience at public medical device and pharmaceutical companies brings essential experience to the Board of Directors and its committees needed for strategic planning, product development and commercialization, finance and operations and executive compensation. The Nominating and Governance Committee also believes that Mr. Logan's long tenure on the Company's Board of Directors, experience on other public company boards and foundations and previous experience as the chairman and chief executive officer of a publicly traded company, bring necessary leadership and governance skills to the Board of Directors and its committees.

        Charles J. Casamento has served as a director of the Company since April 2008. Since May 2007, Mr. Casamento has been Executive Director and Principal of The Sage Group, Inc., a health care advisory group specializing in business development transactions. From October 2004 to April 2007, Mr. Casamento was President and Chief Executive Officer of Osteologix, Inc., a specialty pharmaceutical company. From 1999 until August 2004, he was the Chairman, Chief Executive Officer and President of Questcor Pharmaceuticals, a specialty pharmaceutical company. He currently serves as a director of Cortex Pharmaceuticals, Inc., a biopharmaceutical company and SuperGen, Inc., a pharmaceutical company. Mr. Casamento holds a B.S. in Pharmacy from Fordham University and an M.B.A. from Iona College.

        Our Nominating and Governance Committee believes that Mr. Casamento's extensive executive level operational experience and health care focused business development counseling experience bring significant experience to the Board of Directors and its committees needed for strategic planning, product development and commercialization, finance and operations and executive compensation. The Nominating and Governance Committee believes that Mr. Casamento's director level corporate governance experience on public company boards brings governance skills to the Board of Directors and its committees.

        Linda M. Dairiki Shortliffe, M.D. has served as a director of the Company since June 1999. Dr. Shortliffe has served as Professor of Urology at Stanford University School of Medicine since 1993 and as Chair of the Department of Urology since 1995. She has also been Chief of Pediatric Urology of Lucile Salter Packard Children's Hospital at Stanford since 1991. She is a Fellow of the American College of Surgeons and the American Academy of Pediatrics and is a past Trustee and President of the American Board of Urology. Dr. Shortliffe holds an A.B. from Radcliffe/Harvard College and an M.D. from Stanford University.

        Our Nominating and Governance Committee believes that Dr. Shortliffe's clinical and administrative medical background bring the Board of Directors valuable insight needed to evaluate, develop and commercialize our current and future product candidates.

Current Directors Not Standing for Re-election

        Virgil A. Place, M.D., age 85, founded the Company and has served as our Chief Scientific Officer and a director since April 1991. Dr. Place also served as Chairman of the Board of Directors from April 1991 until April 2007. Before joining the Company, Dr. Place was Principal Scientist and held a variety of executive positions including Vice President of Medical and Regulatory Affairs at ALZA Corporation from 1969 to 1991. In addition, Dr. Place served nine years on the ALZA Corporation Board of Directors. Dr. Place holds a B.A. in Chemistry from Indiana University and an M.D. from The Johns Hopkins University. He is Board Certified in Internal Medicine with specialty training at the Mayo Clinic.

        Our Board of Directors believes that Dr. Place's long tenure with the Company as founder and Chief Scientific Officer and his medical background bring essential historic, operational, scientific and drug development knowledge to the Board of Directors.

        Graham Strachan, age 71, has served as a director of the Company since June 2001. Since January 2000, Mr. Strachan has been a Principal of GLS Business Development, a company providing commercial development and related services to life science companies and organizations. Mr. Strachan is currently Chair of Amorfix Life Sciences, Inc., a theranostics company, as well as Hepoxagen Biopharmaceuticals, Inc., a biopharmaceuticals company. Prior to December 31, 2007, Mr. Strachan was Chair of Lorus Therapeutics, Inc. and IBEX Pharmaceutcals, Inc. From 1987 to 1999, he was President and CEO of Allelix Biopharmaceuticals Inc., now NPS Allelix Pharmaceuticals Inc., a drug development company. Between 1982 and 1986, Mr. Strachan held other executive level positions within Allelix, of which he was a co-founder in 1981. Mr. Strachan holds a B.Sc. Honours Chemistry degree from the University of Glasgow, is a Qualified Patent Agent in Canada and in the United States and completed an Advanced Management Program at the University of Western Ontario.

        Our Board of Directors believes that Mr. Strachan's extensive experience advising life science companies on commercialization and general business matters brings significant experience to the Board of Directors and its committees needed for strategic planning, product development and commercialization, finance and operations and executive compensation. The Board of Directors also believes that Mr. Strachan's experience on life science company boards brings governance skills and insight to the Board of Directors and its committees.

Required Vote

        The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors, whether or not such affirmative votes constitute a majority of the shares voted. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no other legal effect under Delaware law.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED LELAND F. WILSON,
PETER Y. TAM, MARK B. LOGAN, CHARLES J. CASAMENTO AND
LINDA M. DAIRIKI SHORTLIFFE AS ITS NOMINEES AND
RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF
THESE NOMINEES AS DIRECTORS.

PROPOSAL NO. 2:
APPROVAL OF THE 2010 EQUITY INCENTIVE PLAN

        The stockholders are being asked to approve a new 2010 Equity Incentive Plan (the "Plan"). The Board of Directors has adopted the Plan, subject to approval from the stockholders at the Annual Meeting of Stockholders. The Board of Directors terminated our 2001 Stock Plan (the "2001 Plan") in connection with the approval of the Plan. The 2001 Plan, however, will continue to govern awards previously granted under it. Accordingly, the Company would have no equity incentive plan under which it may grant future equity awards, unless the Plan is approved. The Board of Directors has determined that it is in the best interests of the Company and its stockholders to have an equity incentive plan and is asking the Company's stockholders to approve the Plan.

        The Plan's share reserve which the stockholders will be asked to approve is 8,400,000 shares, plus any shares reserved but not issued pursuant to any awards under the 2001 Plan as of the date stockholders approve the Plan, plus any shares subject to outstanding awards under the 2001 Plan that expire or otherwise terminate without having been exercised in full, or are forfeited to or repurchased by the Company, up to a maximum of 8,111,273 shares (which is the number of shares subject to outstanding options under the 2001 Plan as of March 11, 2010). Awards exercisable for 55,000 shares have been granted pursuant to the Plan, which are contingent upon stockholder approval of the Plan and will immediately terminate if stockholders do not approve the Plan. As of March 11, 2010, there were 8,350,903 shares subject to all options outstanding under all stock plans and 32,000 shares reserved for issuance under the 2001 Plan. Additionally, the average weighted exercise price of all outstanding options under all stock plans was $5.26 per share and the average weighted remaining term was 7.14 years.

        The Board of Directors believes that the Company must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of substantial responsibility within the Company. The Board of Directors expects that the Plan will be an important factor in attracting, retaining and rewarding the high caliber employees essential to our success and in providing incentive to these individuals to promote the success of the Company.

        The Plan is also designed to allow the Company to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other "covered employees," as determined under Section 162(m) of the Code and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock grants, restricted stock units, performance shares and performance units awarded under the Plan to qualify as "performance-based" within the meaning of Code Section 162(m) ("Section 162(m)"), the Plan limits the sizes of such awards as further described below. By approving the Plan, the stockholders will be approving, among other things, eligibility requirements for participation in the Plan, performance measures upon which specific performance goals applicable to certain awards would be based, limits on the numbers of shares or compensation that could be made to participants, and the other material terms of the awards described below.

Changes Made in the Plan from the 2001 Plan

        The following is a summary of some of the differences between the Plan and the 2001 Plan. This comparative summary is qualified in its entirety by reference to the Plan itself set forth in Appendix A.

  •
  In addition to stock options, restricted stock and restricted stock units, the Plan provides for the grant of stock appreciation rights, performance units and performance shares.

  •
  Stockholders are being asked to authorize for issuance under the Plan a number of shares equal to 8,400,000 shares of the Company's common stock, plus any shares reserved but not issued pursuant to any awards under the 2001 Plan as of the date stockholders approve the Plan, plus any shares subject to outstanding awards under the 2001 Plan that expire or otherwise terminate without having been exercised in full, or are forfeited to or repurchased by the Company, up to a maximum of 8,183,199 shares.

  •
  The Company recognizes that "evergreen" provisions have the potential for built-in dilution to stockholder value. Therefore to address potential stockholder concerns, the "evergreen" provision which provided for an automatic annual increase in the number of shares available under the 2001 Plan is being eliminated under the Plan.

  •
  The Company recognizes that depleting the Plan's share reserve by granting awards with an exercise price that is less than the fair market value of the Company's common stock on the date of grant potentially makes the Plan more costly to its stockholders. Accordingly, in order to address potential stockholder concerns, each award granted with an exercise price that is less than fair market value will count against the Plan's share reserve as 1.22 shares for every one share subject to such award.

  •
  The Plan will prohibit re-pricings of options and stock appreciation rights unless stockholder approval is obtained. Under the Plan, neither can an option nor stock appreciation right be (i) modified or amended to reduce the exercise price after the grant date nor (ii) cancelled and immediately replaced with a new option or stock appreciation right with a lower exercise price unless such action is approved by stockholders.

  •
  The Plan has been drafted to include limitations to the number of shares that may be granted on an annual basis through individual awards that are intended to constitute "performance-based compensation" within the meaning of Section 162(m). Additionally, specific performance criteria have been added to the Plan so that the Administrator (as defined herein) may establish performance objectives upon achievement of which certain awards will vest or be issued, which in turn will allow the Company to receive income tax deductions under Section 162(m).

Summary of the Plan

        The following is a summary of the principal features of the Plan and its operation. The summary is qualified in its entirety by reference to the Plan as set forth in Appendix A.

General

        The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide incentives to individuals who perform services to the Company, and to promote the success of the Company's business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares and performance units.

Authorized Shares

        The Plan share reserve includes (i) 8,400,000 shares, (ii) any Shares which have been reserved but not issued pursuant to any awards granted under the 2001 Plan as of the date of stockholder approval of the Plan, plus (iii) the number of shares subject to outstanding awards under the 2001 Plan that expire or otherwise terminate without having been exercised in full, or are forfeited to or repurchased by the Company (up to a maximum of 8,183,199 shares pursuant to this subsection (iii)). If any award granted under the Plan expires, lapses or becomes unexercisable without having been exercised in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company due to failure to vest, any such shares that are reacquired or subject to such a terminated award will again become available for issuance under the Plan.

        Shares subject to awards of restricted stock, restricted stock units, performance shares and performance units (collectively, "Full Value Awards") will count against the Plan's share reserve as 1.22 shares for each share subject to such award. If shares acquired pursuant to Full Value Awards are forfeited or repurchased by the Company and would otherwise return to the share reserve as described above, then 1.22 times the number of shares forfeited or repurchased will return to the share reserve.

        If an award expires or becomes unexercisable without having been exercised in full or is terminated due to failure to vest, the unpurchased or unissued shares subject to such award will become available for future grant or sale under the Plan. Upon the exercise of a stock appreciation right settled in shares, the gross number of shares covered by the portion of the award exercised will cease to be available under the Plan. If shares issued pursuant to restricted stock, restricted stock units, performance shares or performance units are repurchased by or forfeited to the Company due to failure to vest, such shares will become available for future grant under the Plan. Shares used to pay the exercise price or purchase price of an award and/or to satisfy the tax withholding obligations of an award will not remain available for issuance under the Plan. Payment of cash rather than shares pursuant to an award will not result in reducing the number of shares available for issuance under the Plan.

Adjustments to Shares Subject to the Plan

        In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or other securities of the Company, or other change in the corporate structure affecting the Company's common stock, the Administrator (as defined below), in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares that may be delivered under the Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the award grant limitations.

Administration

        The Plan will be administered by the Board of Directors or a committee of individuals satisfying applicable laws appointed by the Board of Directors (the "Committee"). To make grants to certain officers and key employees of the Company, the members of the Committee must qualify as "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m), administration must be by a compensation committee comprised solely of two or more "outside directors" within the meaning of Section 162(m). (For purposes of this summary of the Plan, the term "Administrator" will refer to either the Committee or the Board of Directors.)

        Subject to the terms of the Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive awards, to determine the terms and conditions of awards, to modify or amend each award (subject to the restrictions of the Plan), including to accelerate vesting or waive forfeiture restrictions, and to interpret the provisions of the Plan and outstanding awards. The Administrator cannot (x) modify or amend an option or a stock appreciation right to reduce the exercise price of such option or stock appreciation right after it has been granted (other than pursuant to certain changes in the Company's capitalization), or (y) cancel any outstanding option or stock appreciation right and immediately replace it with a new option or stock appreciation right with a lower exercise price, unless such action is approved by the Company's stockholders before such action is taken. The Administrator may allow a participant to defer the receipt of payment of cash or delivery of shares that otherwise would be due to such participant. The Administrator may make rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws and may make all other determinations deemed necessary or advisable for administering the Plan.

Eligibility

        Awards may be granted to employees, directors and consultants of the Company and employees and consultants of any affiliate of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of March 31, 2010, the Company had approximately 125 employees, including 5 named executive officers, 1 consultant and 4 non-employee directors, who would be eligible to participate in the Plan.

Stock Options

        Each option granted under the Plan will be evidenced by a written or electronic agreement between the Company and a participant specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Plan.

        The exercise price per share of each option may not be less than the fair market value of a share of the Company's common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. Generally, the fair market value of the common stock is the closing sales price per share on the date of grant as quoted on the NASDAQ Stock Market. On March 31, 2010, the closing price of the Company's common stock on the NASDAQ Stock Market was $8.73 per share.

        The Plan provides that the option exercise price may be paid, as determined by the Administrator, in cash, by check, by tender of shares having a fair market value equal to the aggregate exercise price of the exercised shares, by a net exercise, by a cashless exercise program that the Company implements, by a reduction in any Company liability to the participant, by any combination of the foregoing, or by such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws. An option will be deemed exercised when the Company receives the notice of exercise and full payment for the shares to be exercised, together with applicable tax withholdings.

        Options will be exercisable at such times or under such conditions as determined by the Administrator and set forth in the award agreement. The maximum term of an option will be specified in the award agreement, provided that options will have a maximum term of 10 years, and provided further that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding 5 years.

        The Administrator will determine and specify in each award agreement, and solely in its discretion, the period of post-termination exercise applicable to each option. In the absence of such a determination by the Administrator, the participant generally will be able to exercise his or her option for (i) 3 months following his or her termination for reasons other than death or disability, and (ii) 12 months following his or her termination due to disability or following his or her death while holding the option. An award agreement may also provide that if exercising an option following termination of a participant's service (other than upon death or disability) would result in liability under Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b)"), then the option will terminate 10 days after the last date on which exercise would result in liability under Section 16(b). An award agreement may also provide that if exercising an option following termination of a participant's service (other than upon death or disability) would be prohibited solely due to a violation of registration requirements under the Securities Act of 1933, as amended, then the option will terminate 3 months after termination of the participant's service during which exercising the option would not violate such registration requirements. However, in no event can an option be exercised after the expiration of the term of the option.

Stock Appreciation Rights

        A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of Company common stock between the date of grant of the award and the date of its exercise. Each stock appreciation right granted under the Plan will be evidenced by a written or electronic agreement between the Company and the participant specifying the exercise price and the other terms and conditions of the award, consistent with the requirements of the Plan.

        The exercise price per share of each stock appreciation right may not be less than the fair market value of a share on the date of grant. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined by multiplying (i) the difference between the fair market value of a share on the date of exercise over the exercise price by (ii) the number of exercised shares. The Company may pay the appreciation in cash, in shares, or in some combination thereof. The term of a stock appreciation right will be no more than 10 years from the date of grant. The terms and conditions relating to the period of post-termination exercise with respect to options described above also apply to stock appreciation rights.

Restricted Stock Awards

        Awards of restricted stock are rights to acquire or purchase shares, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. Each restricted stock award granted will be evidenced by a written or electronic agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the Plan. Restricted stock awards may be subject to vesting conditions as the Administrator specifies, and the shares acquired may not be transferred by the participant until vested. Notwithstanding the foregoing, if the Administrator desires that the award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see "Performance Goals" below for more information).

        Unless otherwise provided by the Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant's termination of service. Unless the Administrator provides otherwise, participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions on transferability and forfeitability as the original award. The Administrator may, in its sole discretion, reduce or waive any restrictions and may accelerate the time at which any restrictions will lapse or be removed.

Restricted Stock Units

        The Administrator may grant restricted stock units which represent a right to receive shares at a future date as set forth in the participant's award agreement. Each restricted stock unit granted under the Plan will be evidenced by a written or electronic agreement between the Company and the participant specifying the number of shares subject to the award and other terms and conditions of the award, consistent with the requirements of the Plan.

        Restricted stock units will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the awards otherwise vest. Earned restricted stock units will be paid, in the sole discretion of the Administrator, in the form of cash, shares, or in a combination thereof. The Administrator may establish vesting criteria in its discretion, which may be based on company-wide, business unit or individual goals, or any other basis which, depending on the extent to which they are met, will determine the number of restricted stock units to be paid out to participants. Notwithstanding the foregoing, if the Administrator desires that the award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see "Performance Goals" below for more information).

        After the grant of a restricted stock unit award, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned restricted stock units as of the date set forth in the award agreement. The Administrator in its sole discretion may pay earned restricted stock units in cash, shares of the Company's common stock, or a combination of cash and shares.

Performance Units and Performance Shares

        Performance units and performance shares may also be granted under the Plan. Each award of performance shares or units granted under the Plan will be evidenced by a written or electronic agreement between the Company and the participant specifying the performance period and other terms and conditions of the award, consistent with the requirements of the Plan. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the awards otherwise vest. Earned performance units and performance shares will be paid, in the sole discretion of the Administrator, in the form of cash, shares (which will have an aggregate fair market value equal to the earned performance units or shares at the close of the applicable performance period), or in a combination thereof. The Administrator may establish performance objectives in its discretion, which may be based on company-wide, divisional or individual goals, applicable federal or state securities laws, or any other basis, and which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Notwithstanding the foregoing, if the Administrator desires that the award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see "Performance Goals" below for more information).

        After the grant of a performance unit or performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares and accelerate the time at which any restrictions will lapse or be removed. Performance units will have an initial value established by the Administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share on the grant date. A participant will forfeit any performance shares or units that are unearned or unvested as of the date set forth in the award agreement.

Performance Goals

        Awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Code Section 162(m) and may provide for a targeted level or levels of achievement including: attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, business unit or division, earnings

(which may include earnings before interest and taxes, earnings before taxes and net earnings), earnings per share, expenses, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, and working capital. The performance goals may differ from participant to participant and from award to award, may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index. Any criteria used may be measured in absolute terms or in terms of growth, compared to other companies, measured against the market as a whole or and/or according to applicable market indices, measured against the Company as a whole or a segment of the Company, and/or measured on a pre-tax or post-tax basis, if applicable. In all other respects, performance goals will be calculated in accordance with the Company's financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to issuance of an award and applied consistently with respect to the performance goal for the relevant performance period.

        To the extent necessary to comply with the performance-based compensation provisions of Code Section 162(m), with respect to any award granted subject to performance goals, within the first 25% of the performance period, but in no event more than 90 days following the commencement of any performance period (or such other time as may be required or permitted by Code Section 162(m)), the Administrator will, in writing: (i) designate one or more participants to whom an award will be made, (ii) select the performance goals applicable to the performance period, (iii) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the Administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the Administrator may reduce or eliminate (but not increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the performance period and determine what actual award (if any) will be paid in the event of the participant's termination of employment, death or disability, or a change in control of the Company prior to the end of the performance period, or otherwise. A participant will be eligible to receive payment pursuant to an award for a performance period only if the performance goals for such period are achieved.

Individual Award Limitations

        The Plan contains annual grant limits intended to satisfy Section 162(m). Specifically, the maximum number of shares which could be issued to any one individual in any fiscal year (i) pursuant to options is 1,000,000 shares, (ii) pursuant to stock appreciation rights is 1,000,000 shares, (iii) pursuant to restricted stock is 300,000 shares, (iv) pursuant to restricted stock units is 300,000 shares, and (iv) pursuant to performance shares is 300,000 shares, and (v) the maximum dollar value which could be issued to any one individual in any fiscal year pursuant to the grant of performance units is $1,000,000. In addition, in connection with his or her initial hiring with the Company, an individual may be granted additional awards of up to a maximum of (a) 1,000,000 shares covering options, (b) 1,000,000 shares covering stock appreciation rights, (c) 300,000 shares covering restricted stock, (d) 300,000 shares covering restricted stock units, (e) 300,000 shares covering performance shares, and (f) that number of units having an initial value of up to $1,000,000 covering performance units.

        The Administrator will adjust the share limitations set forth in the above paragraph in the event of any adjustment to the Company's shares discussed above (under "Adjustments to Shares Subject to the Plan").

Transferability of Awards

        Awards granted under the Plan generally are not transferable other than by will or by the laws of descent or distribution, and all rights with respect to an award granted to a participant generally will be available during a participant's lifetime only to the participant.

  Dissolution or Liquidation

        In the event of the Company's proposed dissolution or liquidation, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.

  Change in Control

        The Plan provides that, in the event of a merger or our "change in control" (as defined in the Plan), the Administrator will have authority to determine the treatment of outstanding awards, including, without limitation, that

  •
  awards be assumed or substantially equivalent award substituted by the acquiring or succeeding corporation or its affiliate;

  •
  awards will terminate upon or immediately prior to consummation of such transaction, upon providing written notice to the participant;

  •
  outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such transaction and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of the transaction;

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  an award will terminate in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon exercise of the award or realization of the participant's rights as of the date of the transaction, or an award will be replaced with other rights or property selected by the Administrator in its sole discretion; or

  •
  any combination of the foregoing.

        If the successor corporation does not assume or substitute outstanding awards, the options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock, restricted stock units, performance shares and performance units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. The Administrator will not be required to treat all outstanding awards the same in the transaction. In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a change in control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Termination or Amendment

        The Plan will automatically terminate 10 years from the date of its adoption by the Administrator, unless terminated at an earlier time by the Administrator. The Administrator may terminate or amend the Plan at any time, provided that no amendment may be made without stockholder approval to the extent approval is necessary or desirable to comply with any applicable laws. No termination or amendment may impair the rights of any participant unless mutually agreed otherwise between the participant and the Administrator.

Summary of U.S. Federal Income Tax Consequences

        The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant's death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

        An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

        The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options

        Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Stock Appreciation Rights

        In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

        A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

        There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards

        A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

        Section 409A of the Code provides certain new requirements for non-qualified deferred compensation arrangements with respect to an individual's deferral and distribution elections and permissible distribution events. Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A's provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have withholding and reporting requirements with respect to such amounts.

Tax Effect for the Company

        The Company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other "covered employees" as determined under Section 162(m) and applicable guidance.

Number of Awards Granted to Employees, Consultants, and Directors

        The number of awards that an employee, director or consultant may receive under the Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of common stock subject to awards granted under the 2001 Plan during the last fiscal year and (ii) the average per share exercise price of such options.

Name of Individual or Group	Number of Options Granted	Average Per Share Exercise Price
Leland F. Wilson	500,000	$4.23
Chief Executive Officer
Peter Y. Tam	450,000	$5.86
President
Timothy E. Morris	200,000	$4.23
Vice President, Finance and Chief Financial Officer
Guy P. Marsh	100,000	$4.23
Vice President, U.S. Operations and General Manager
Wesley W. Day, Ph.D.	100,000	$4.23
Vice President, Clinical Development
All executive officers, as a group	1,490,000	$4.74
All directors who are not executive officers, as a group	132,000	$4.68
All employees who are not executive officers, as a group	495,382	$4.27
All consultants, as a group	15,000	$4.23

Required Vote

        The affirmative vote of the holders of a majority of the shares of the Company common stock present in person or represented by proxy and voting on the matter is required to approve the adoption of the Plan. Unless marked to the contrary, proxies received will be voted "FOR" approval of 2010 Equity Incentive Plan.

Recommendation

        We believe strongly that the approval of the 2010 Equity Incentive Plan is essential to our continued success. Our employees are one of our most valuable assets. Stock options and other awards such as those provided under the 2010 Equity Incentive Plan are vital to our ability to attract and retain outstanding and highly skilled individuals. Such awards also are crucial to our ability to motivate employees to achieve the Company's goals. For the reasons stated above, the stockholders are being asked to approve the 2010 Equity Incentive Plan.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADOPTION OF THE 2010 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Proposal

        The Board of Directors has selected Odenberg, Ullakko, Muranishi & Co. LLP to audit our financial statements for the fiscal year ended December 31, 2010. The decision of the Board of Directors to appoint Odenberg, Ullakko, Muranishi & Co. LLP, or OUM, was based on the recommendation of the Audit Committee of the Board of Directors, or the Audit Committee. Before making its recommendation to the Board of Directors, the Audit Committee carefully considered OUM's qualifications as an independent registered accounting firm and auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, any issues raised by the most recent quality control review of the firm and its reputation for integrity and competence in auditing. The Audit Committee's review also included matters required to be considered under the SEC's Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with OUM in all of these respects.

        OUM audited our financial statements for the fiscal year ending December 31, 2009. OUM was first appointed by the Board of Directors in the fiscal year ended December 31, 2005. Representatives of OUM are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

FEES BILLED BY ODENBERG, ULLAKKO, MURANISHI & CO. LLP DURING FISCAL 2009 AND 2008

        On June 29, 2005, the Audit Committee engaged Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm beginning with the fiscal year ending December 31, 2005. The following table presents fees for professional services rendered by OUM for the audit of our annual financial statements for fiscal years 2009 and 2008 and fees billed for audit-related services, tax services and all other services rendered by OUM for these periods:

	2009	2008
Audit Fees(1)	$316,219	$438,173
Audit Related Fees(2)	10,500	11,130
Tax Fees(3)	—	—
All Other Fees(4)	76,457	12,018

Total Fees	$403,176	$461,321

(1)
Audit Fees:    This category consists of fees for the audit of the Company's annual financial statements, review of the financial statements included in the Company's quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with regulatory filings or engagements, and for attestation services related to Sarbanes-Oxley compliance for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

(2)
Audit-Related Fees:    This category consists of fees incurred for work related to OUM's audit of our employee benefit plan in 2009 and 2008.

(3)
Tax Fees:    There were no tax fees billed by OUM during these periods.

(4)
All Other Fees:    This category consists of fees incurred for work related to the review and issuance of consents for the Registration Statements on Form S-8 filed May 5, 2008, on Form S-3 filed May 5, 2008, on Form S-3/A filed May 23, 2008, on Form S-8 filed March 9, 2009 and on Form S-3 filed September 16, 2009.

        The Audit Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. Our independent registered public accounting firm and senior management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with a pre-approval, and the fees for the services performed as needed. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated the authority to grant pre-approvals to Mr. Logan, the committee chair, when the full Audit Committee is unable to do so. These pre-approvals are reviewed by the full Audit Committee at its next regular meeting. In 2009, all audit and non-audit services were pre-approved and reviewed in accordance with the Company's policy.

Required Vote

        Stockholder ratification of the selection of OUM as our independent registered public accounting firm for fiscal year 2010 is not required by our bylaws, or other applicable legal requirement. However, as a matter of good corporate practice, the Board of Directors is seeking stockholder ratification of its appointment of our independent registered public accounting firm. In the event that the stockholders do not approve the selection of OUM, the appointment of the independent registered public accounting firm may be reconsidered by the Board of Directors. Even if the selection is ratified, the Board of Directors at its discretion, and at the direction of the Audit Committee, may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
RATIFICATION OF THE APPOINTMENT OF ODENBERG, ULLAKKO, MURANISHI & CO. LLP,
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR
ENDING DECEMBER 31, 2010.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

Board Meetings

        The Board of Directors met seven times during fiscal 2009. Each director attended at least 70% of the meetings of the Board of Directors and the committees on which each such director served during fiscal 2009.

        Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend annual meetings of stockholders. Each of our directors attended our 2009 Annual Meeting of Stockholders.

Board Independence

        The Board of Directors has determined that each of its current directors, including all directors standing for re-election, except for Leland F. Wilson, Chief Executive Officer and Peter Y. Tam, President is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards, as currently in effect.

Board Leadership Structure

        The Company maintains separate positions of Chairman of the Board and Chief Executive Officer. Having these positions separate allows our Chief Executive Officer to focus on the daily operations, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. While our charter documents do not require that our Chairman of the Board and Chief Executive Officer positions be separate, the Board of Directors believes that having separate positions is the appropriate leadership structure to assure good and efficient corporate governance. The Board of Directors has charged the Chairman of the Board with responsibility for presiding over meetings of the Board of Directors, developing meeting agendas, facilitating communication between management and the Board of Directors, representing director views to management and improving meeting effectiveness, among other things. Our Chairman of the Board is elected annually and is currently Mark Logan.

Risk Oversight

        Our Board of Directors as a whole is responsible for overseeing our risk management function. Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of overall risk management. As risk is inherent in every business and is rarely static, the Board of Directors and senior management routinely discuss and analyze any significant strategic, operational, financial, legal and compliance risks facing the Company as well as our general risk management strategy and actions taken by senior management in compliance with this strategy. At meetings of the Board of Directors, senior management provides updates to the Board of Directors on any specific risk-related issues as they evolve, which allows the Board of Directors to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

        In addition, each of the committees of our Board of Directors considers any risks that may be within its area of responsibilities and directors periodically engage in discussions with members of the senior management team as appropriate. Specifically, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The

Nominating and Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Board Committees

        The Board of Directors has Audit, Compensation, and Nominating and Governance Committees. Each of these committees has adopted a written charter, all three of which can be found on our website at www.vivus.com. All members of the committees are appointed by the Board of Directors, and are independent non-employee directors. The following describes each committee, its current membership, the number of meetings held during fiscal year 2009 and its function:

  Audit Committee

        The Audit Committee consists of directors Logan, Casamento, Shortliffe and Strachan, none of whom is an employee of the Company and each of whom is independent within the meaning of the NASDAQ Stock Market LLC director independence standards and the SEC requirements, in each case as currently in effect. The Board of Directors has determined that Mr. Logan is an "audit committee financial expert" as defined in SEC rules. Mr. Logan serves as Chairman of the Audit Committee. The Audit Committee held five meetings during fiscal year 2009.

        The Audit Committee is responsible for:

  •
  overseeing the accounting, financial reporting and audit processes;

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  making recommendations to the Board of Directors regarding the selection of independent auditors;

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  reviewing the results and scope of audit and other services provided by the independent auditors;

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  reviewing the accounting principles and auditing practices and procedures to be used in preparing our financial statements; and

  •
  reviewing our internal controls over financial reporting.

        The Audit Committee works closely with management and our independent registered public accounting firm. The Audit Committee also meets with our independent auditors in an executive session, without the presence of our management, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent registered public accounting firm to approve the annual scope of the audit services to be performed.

        The Audit Committee Report is included herein on page 27.

  Compensation Committee

        The Compensation Committee currently consists of directors Strachan, Casamento, Logan and Shortliffe, none of whom is an employee of the Company and each of whom is independent within the meaning of the NASDAQ Stock Market LLC director independence standards as currently in effect. The Compensation Committee held five meetings during fiscal year 2009. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our Board of Directors or Compensation Committee. Mr. Strachan serves as Chairman of the Compensation Committee.

        The Compensation Committee is responsible for:

  •
  reviewing and approving the compensation and benefits for our officers and directors;

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  administering our equity plans;

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  making recommendations to the Board of Directors regarding such matters; and

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  performing other duties regarding compensation for employees and consultants as the Board of Directors may delegate from time to time.

        The Compensation Committee reviews and approves the salaries and incentive compensation of the Company's officers, directors and the remainder of the Company's personnel, including all new hire grants to employees. In addition, the Compensation Committee approves stock option grants for all employees as part of the Company's annual performance review process. The agenda for meetings of the Compensation Committee is prepared by the Chief Executive Officer and/or Chief Financial Officer, with final approval by the Compensation Committee Chairman. The Company's Chief Executive Officer and Chief Financial Officer attend the meetings of the Compensation Committee, but neither the Chief Executive Officer nor the Chief Financial Officer participates in deliberations relating to his own compensation. In rendering its decisions, the Compensation Committee considers the recommendations of the Chief Executive Officer, with input by the Chief Financial Officer, the information regarding comparably sized companies in the biotechnology, medical devices and pharmaceutical industries in the United States and its collective experience with other companies. The Compensation Committee does not delegate its authority, although the Board of Directors reviews and approves cash and equity compensation for the Company's officers and directors from time to time.

        The Compensation Committee Report is included herein on page 37.

  Nominating and Governance Committee

        The Nominating and Governance Committee consists of directors Logan, Strachan, and Shortliffe, none of whom is an employee of the Company and each of whom is independent within the meaning of the NASDAQ Stock Market LLC director independence standards as currently in effect. The Nominating and Governance Committee held one meeting during fiscal year 2009.

        The Nominating and Governance Committee is responsible for:

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  considering and periodically reporting on matters related to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees;

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  developing and recommending governance principles applicable to the Company; and

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  overseeing the evaluation of the Board of Directors and management.

        The Nominating and Governance Committee will consider properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below. Any stockholder recommendations proposed for consideration by the Nominating and Governance Committee should include the candidate's name and qualifications for membership on the Board of Directors and should be addressed to our Chief Financial Officer at VIVUS, Inc., 1172 Castro Street, Mountain View, CA 94040. In addition, procedures for stockholder direct nomination of directors are discussed in detail in our bylaws, which can be provided to you upon written request. The Nominating and Governance Committee will consider a director candidate recommended by our stockholders in the same manner as a nominee recommended by a member of the Board of Directors, management or other sources.

        The Nominating and Governance Committee will utilize a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee intends to regularly assess the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee plans to consider various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. In evaluating such recommendations, the Nominating and Governance Committee uses the qualifications standards discussed below and seeks to achieve a balance of knowledge, experience and skill on the Board of Directors.

        The Nominating and Governance Committee will use a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. The Nominating and Governance Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board of Directors as follows:

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  possession of the highest professional and personal ethics and values;

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  the ability to think and act independently;

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  broad experience at the policy-making level in business, health care, education, or government;

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  a commitment to enhancing stockholder value and providing insight and practical wisdom based on experience;

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  service on other boards of public companies should be limited to a number that permits a director, given each director's individual circumstances, to perform responsibly, all director duties; and

  •
  each director must represent the interests of our stockholders.

        While the Company does not have a formal policy on director diversity, the Board of Directors and the Nominating and Governance Committee also consider diversity when reviewing the composition of the Board of Directors and considering the slate of nominees for annual election to the Board of Directors and the appointment of individual directors to the Board of Directors. In this context, diversity factors include without limitation experience, specialized expertise, geographic location, cultural background and gender. Diversity factors are then considered with other factors by our Nominating and Governance Committee in the context of an assessment of the perceived needs of our Board of Directors on an annual basis or at a particular point in time.

        After completing its evaluation, the Nominating and Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated to the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation and report of the Nominating and Governance Committee.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee of the Board of Directors who served on the Committee in 2009 or who presently serves on the Committee has interlocking relationships as defined by the Securities and Exchange Commission or had any relationships requiring disclosure by the Company under the Securities and Exchange Commission's rules requiring disclosure of certain relationships and related party transactions.

 Stockholder Communications to Directors

        Stockholders may communicate directly with our directors by sending a letter addressed to:

Chief Financial Officer
VIVUS, Inc.
1172 Castro Street
Mountain View, CA 94040

        Our Chief Financial Officer, or CFO, will ensure that a summary of all communications received is provided to the Board of Directors at its regularly scheduled meetings. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate. Where the nature of a communication warrants, the CFO may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or a non-management director, management or independent advisors, as the CFO considers appropriate. The CFO may decide, in the exercise of his judgment, whether a response to any stockholder communication is necessary.

Code of Ethics

        The Board of Directors has adopted a Code of Ethics which is applicable to all of our employees, including its principal executive officer and senior financial officer. The Code of Ethics may be found on our website at www.vivus.com. The Company will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics, including the name of the person to whom the waiver was granted, on our website on the Investor Relations page.

EXECUTIVE OFFICERS

        The following table and the biographical information that follows it set forth information as of April 26, 2010 regarding our executive officers:

Name	Age	Position
Leland F. Wilson	66	Chief Executive Officer and Director
Peter Y. Tam	46	President and Director
Timothy E. Morris	48	Vice President, Finance and Chief Financial Officer
Guy P. Marsh	56	Vice President, U.S. Operations and General Manager
Wesley W. Day, Ph.D.	47	Vice President, Clinical Development
Virgil A. Place, M.D.	85	Chief Scientific Officer and Director
Lee B. Perry	59	Vice President and Chief Accounting Officer
Michael P. Miller	53	Senior Vice President and Chief Commercial Officer
John L. Slebir	45	General Counsel

        The biographical information of Messrs. Wilson and Tam and Dr. Place is set forth above under Proposal No. 1, "Election of Directors."

        Timothy E. Morris has served as the Company's Vice President, Finance and Chief Financial Officer since November 2004. From September 2001 to November 2004, Mr. Morris served as Chief Financial Officer and Senior Vice President of Finance & Administration at Questcor Pharmaceuticals Inc., or Questcor, a specialty pharmaceutical company. Mr. Morris holds a B.S. degree in Business with an emphasis in Accounting from California State University, Chico and is a certified public accountant.

        Guy P. Marsh has served as the Company's Vice President of U.S. Operations and General Manager since July 2000. In 2001, Mr. Marsh assumed responsibilities for U.S. Sales and Marketing of MUSE. Mr. Marsh holds a B.S. in Engineering from New Jersey Institute of Technology and an M.B.A. from Seton Hall University.

        Wesley W. Day, Ph.D. has served as the Company's Vice President, Clinical Development since November 2005. From September 2003 until October 2005, Dr. Day served as Senior Director—Safety and Risk Management at Pfizer Inc., a research-based global pharmaceutical company. Dr. Day holds a Ph.D. in Pharmacology and Toxicology from the University of Maryland at Baltimore and a B.S. from the University of Texas Pan American. Dr. Day is an Adjunct Associate Professor for the School of Pharmacy at the University of Maryland at Baltimore where he has held an adjunct appointment since 1995. He has also been an Adjunct Assistant Professor for Temple University in Philadelphia, Pennsylvania.

        Lee B. Perry has served as the Company's Vice President and Chief Accounting Officer since February 2007. From March 2005 to February 2007, Mr. Perry served as our Senior Director, Finance. From May 2002 to March 2005, Mr. Perry served as Senior Director of Finance at Questcor. Mr. Perry holds a B.A. in Economics from San Diego State University and is a certified public accountant.

        Michael P. Miller has served as the Company's Senior Vice President and Chief Commercial Officer since April 2010. From March 2006 to April 2010, Mr. Miller served as a Vice President & Franchise Head of Genentech, Inc., a biotechnology company and wholly owned subsidiary of The Roche Group. From January 2003 to December 2005, Mr. Miller served as the Senior Vice President, Chief Commercial Officer of Connetics Corporation, a specialty pharmaceutical company acquired by Steifel Laboratories, Inc. Mr. Miller holds a B.S. in Business Administration and Finance from the University of San Francisco and an M.B.A. in Information and Computer Systems from San Francisco State University.

        John L. Slebir, Esq. has served as the Company's General Counsel since September 2009 on a part-time basis. From July 2006 to the present time, Mr. Slebir has served as an attorney at Wilson Sonsini Goodrich & Rosati, P.C. and General Counsel of Cardiva Medical, Inc., each on a part-time basis. Mr. Slebir holds a B.A. in Communications from San Diego State University and a J.D. from Santa Clara University.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the Audit Committee of our Board of Directors shall not be deemed "filed" with the SEC or "soliciting material" under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings

        The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2009 with our management. In addition, the Audit Committee has discussed with Odenberg, Ullakko, Muranishi & Co. LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor's Communication with those Charged with Governance, which superseded the Statement on Auditing Standards 61. The Audit Committee also has received the written disclosures and the letter from Odenberg, Ullakko, Muranishi & Co. LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Accounting Oversight Board in Rule 3200T, and the Audit Committee has discussed the independence of Odenberg, Ullakko, Muranishi & Co. LLP with that firm.

        Based on the Audit Committee's review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K.

                      AUDIT COMMITTEE
                      OF THE BOARD OF DIRECTORS

                      Mark B. Logan, Chairman
                      Charles J. Casamento
                      Linda M. Dairiki Shortliffe, M.D.
                      Graham Strachan

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

        We compensate our executive officers through a combination of base salary, cash bonus and equity compensation designed to be competitive with comparable companies. Executive officer compensation is designed to attract, retain, reward and motivate the officers and to align annual performance with the long-term interests of our stockholders.

        Our compensation programs are designed to:

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  provide compensation that is competitive in the market in which we compete for employees;

  •
  reward employees for performance;

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  share the risks and rewards of our business with our employees;

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  align the interests of our employees with the interests of our stockholders; and

  •
  compensate our employees in a manner that is efficient and affordable for the Company.

        In determining the compensation for our executive officers, we consider a number of factors, including information regarding comparably sized companies in the biotechnology and pharmaceutical industries in the United States. We also consider the seniority level of the employee, the geographical region in which the employee resides and the employee's overall performance and contribution to the Company. Especially with respect to the compensation of our Chief Executive Officer and our Chief Financial Officer, we also consider the Company's performance and the anticipated difficulty of replacing the executive officer with someone of comparable experience and skill.

        For example, we considered a number of factors in setting the 2009 compensation for our Chief Executive Officer and our Chief Financial Officer, including the status and results of our clinical trial programs for our investigational drug candidates Qnexa for the treatment of obesity and avanafil for the treatment of erectile dysfunction, the submission of the New Drug Application to the U.S. Food and Drug Administration for Qnexa as a treatment for obesity, the raising of a minimum of $50 million in financing and the lesser goal of achieving profitability in our commercial operations for MUSE. Accordingly, we increased the base salary of our Chief Executive Officer and our Chief Financial Officer's compensation by 15.15% (which included a one time adjustment of $60,000) and 16.95% (which included a one time adjustment of $40,000), respectively, in 2009. In addition, our Chief Executive Officer and Chief Financial Officer were entitled to receive cash bonuses of up to 45% and 35% of their base salaries, respectively, if certain corporate objectives were achieved for 2009.

        The cash bonus plan for executives included several corporate objectives. The Company succeeded in meeting 95% of its corporate objectives, having failed to achieve the goal of profitability with our MUSE operations. However, the Company was successful in achieving all of the remaining corporate objectives, including the closing of an equity financing in which the company raised in excess of $100 million. Accordingly, the Compensation Committee elected to pay the cash bonuses for 2009 at the 100% level.

Compensation Components

        Our Compensation Committee relies on experience with other companies in our industry and, with respect to the Company's executive officers, third party industry compensation surveys and internally generated comparisons of a number of elements to total compensation against peer group companies, or the Peer Group, to determine the portion of our employees' compensation to be based on base salary, performance-based cash bonuses and performance-based equity awards. We believe that a larger portion of our executive officers' compensation should be based on performance than our lower level personnel. Consistent with our compensation philosophy, we have structured each element of our compensation program as described below.

        We design our base pay to provide the essential reward for an employee's work. Once base pay levels are determined, increases in base pay are provided to recognize an employee's specific performance achievements and contributions.

        We also utilize cash bonuses that allow us to remain competitive with other companies while providing additional compensation for an employee's outstanding results and for the achievement of corporate objectives.

        We utilize equity-based compensation, including stock options and, for our executive officers only, restricted stock units, to ensure that we have the ability to retain personnel over a longer period of time, and to provide employees with a form of reward that aligns their interests with those of our stockholders. Employees whose skills and results we deem to be critical to our long-term success are eligible to receive higher levels of equity-based compensation.

        Core benefits, such as our basic health benefits, 401(k) program and life insurance, are designed to provide support to employees and their families and be competitive with other companies in our industry.

        For 2009, the Compensation Committee chose a group of 16 companies to include in the Peer Group based on their similarity to the Company in terms of industry focus, stage of development, pharmaceutical assets, business strategy, and the geographical location of the talent pool with which the Company competes. The market data for the Peer Group was drawn from publically available documents and the annual Radford Global Life Sciences Survey. The Compensation Committee also included in the Peer Group companies that the Company competes for talent and that more closely resemble the group of companies that the Company would use for measuring relative financial performance for annual incentive cash payments. For 2009 and continuing into 2010, the Peer Group consists of the following companies:

Affymax, Inc.	Medivation, Inc.
Arena Pharmaceuticals, Inc.	Onyx Pharmaceuticals, Inc.
Biomarin Pharmaceutical Inc.	Orexigen Therapeutics, Inc.
Exelixis Inc.	PDL BioPharma, Inc.
Geron Corporation	Rigel Pharmaceuticals, Inc.
Isis Pharmaceuticals, Inc.	Seattle Genetics, Inc.
Jazz Pharmaceuticals, Inc.	Theravance, Inc.
MannKind Corporation	XenoPort, Inc.

        Given that the Peer Group companies do not have similar titles and positions as certain of the Company's executive officers, the Compensation Committee expanded the comparison beyond the Peer Group companies. For our General Manager and our Vice President, Accounting and Chief Accounting Officer, the Compensation Committee also compared compensation data from Alexa Pharmaceuticals, AVI Biopharma, Discovery Labs, Halozyme Therapeutics and Middlebrook Pharmaceuticals and Allos Therapeutics, Alnylam, Cell Therapeutics, Lexicon, Cougar and Spectrum, respectively. These additional companies were considered part of the Peer Group for these particular executive officers.

        The data on the compensation practices of the Peer Group is gathered by our searches of publicly available information. Due to the variations between companies reporting the individual and roles for which compensation is disclosed, directly comparable information is not available from each peer company with respect to each of our named executive officers. In considering the Peer Group compensation data, the Compensation Committee recognizes that executives at different companies can play significantly different roles, with different responsibilities and scope of work, even though they may hold similar titles or positions. Moreover, it is not always possible to determine the respective qualitative factors that may influence compensation from the publically reported compensation data, such as scope of each executive officer's responsibilities, their performance during the period under consideration or their perceived importance to their companies' business, strategy and objectives. Accordingly, the Compensation Committee looked to information about the Peer Group as one of a number of considerations in establishing executive compensation levels (as described in more detail below). In determining compensation for our named executive officers, the Compensation Committee reviewed both Peer Group information and market data from the annual Radford Global Life Sciences Survey of compensation practices. This survey consists of over 500 public and private biotechnology companies. We used the combined results of these two sources and the collective experience of the members of our Compensation Committee and executive management to establish our compensation practices.

        Consistent with this philosophy, we have structured each element of our compensation package as follows:

Base Salary

        We determine our executive salaries based on job responsibilities and individual experience, and we benchmark the amounts we pay against comparable competitive market compensation for similar positions within our Peer Group and industry as well as the geographical area in which the employee resides. Specifically, we utilize information obtained from our comparison of Peer Group compensation data and the annual Radford Global Life Sciences Survey. Our Compensation Committee reviews the salaries of our executives annually, and our Compensation Committee grants increases in salaries based on individual performance during the prior calendar year provided that any increases are within the guidelines determined by the Compensation Committee for each position. Guidelines are adjusted and modified on an annual basis based on information obtained from our comparison of Peer Group compensation data, the annual Radford Global Life Sciences Survey as well as from our Compensation Committee's and management's experience and general employment market conditions for our industry.

Cash Bonuses

        We award cash bonuses to our executive officers based on our overall corporate performance and achievement of general corporate performance objectives established by our Board of Directors. The cash bonuses are discretionary and subjective and are based upon an end of the year assessment by the Compensation Committee. The corporate performance and achievement of corporate objectives determines the percent of the eligible cash bonus to be paid to each executive officer. Each executive officer's individual performance is reviewed to determine how such executive officer's performance contributed to our overall corporate performance and achievement of general corporate performance objectives. The Compensation Committee uses this information to determine the executive officer's cash bonus award. For 2009, our primary focus has been our investigational drug development programs. Accordingly, the general corporate performance objectives for 2009 were heavily weighted towards our clinical development and regulatory goals for our later stage investigational product candidates Qnexa (for the treatment of obesity) and avanafil (for the treatment of erectile dysfunction) as well as our corporate goal of closing a financing to fund our operations. Our primary clinical development goals for Qnexa included completion of the Phase 3 clinical studies OB-302 and OB-303, having met the primary endpoints in those studies, and completion of pre-clinical toxicology studies required in the European Union for an application seeking marketing approval of Qnexa. Our primary clinical development goals for avanafil included completion of enrollment in Phase 3 clinical studies TA-301, TA-302 and TA-314 and obtaining positive top-line data results in the TA-301 study. Our regulatory goal for Qnexa was the completion and submission of the New Drug Application to the Food and Drug Administration. Our corporate goals were significantly weighted towards the raising of a minimum of $50 million in financing, with the lesser goal of achieving profitability of our commercial operations of MUSE. For 2009, the Compensation Committee determined that our overall corporate performance was excellent given that the clinical development and regulatory goals for both Qnexa and avanafil were achieved and that we were successful in raising more than $100 million through the sale of additional equity. Accordingly, it was determined by the Compensation Committee that 100% of the eligible cash bonus percentages would be paid for 2009. The Compensation Committee also determined that our Chief Executive Officer was eligible to receive a maximum cash bonus of up to 45% of his base salary, our President and Chief Financial Officer were eligible to receive a maximum cash bonuses of up to 35% of their base salaries and that our Vice Presidents were eligible to receive bonuses of up to 30% - 35% of their base salaries. Based on the contributions of our Chief Executive Officer, President and Chief Financial Officer to the corporate performance and achievement of the corporate performance objectives, the Compensation Committee awarded cash bonuses to our Chief Executive Officer, President and Chief Financial Officer equal to 45%, 35% and 35% of their base salary compensation, respectively.

        Cash bonuses are awarded on a discretionary and subjective basis, and the Compensation Committee may modify, eliminate or adjust corporate objectives at any time.

Equity Compensation

        We award equity compensation to our executive officers based on the performance of the executive officer and guidelines related to each employee's position in the Company. We determine our option guidelines based on information derived from our Compensation Committee's and management's experience and, with respect to our executive officers, an internally generated comparison of companies and third party survey of companies in our industry. Specifically, we utilize the results of our comparison of Peer Group compensation date and the annual Radford Global Life Sciences Survey to modify and adjust our stock option guidelines. We typically base awards to newly hired employees on these guidelines and we base our award decisions for continuing employees on these guidelines as well as an employee's performance for the prior fiscal year. In determining the amount of awards, we generally do not consider an employee's current equity ownership in the Company or the prior awards that are fully vested. Rather, we evaluate each employee's awards based on the factors described above and competitive market factors in our industry.

        Our stock option awards typically vest over a four-year period subject to the continued service of the employee to the Company. Twenty-five percent of the shares typically vest on the first anniversary of the option award and the remainder vest on a monthly basis over the remainder of the vesting period. We believe this vesting arrangement encourages our employees to continue service to the Company for a longer period of time.

  Timing of Equity Awards

        Our Compensation Committee typically makes award decisions for employees at its first meeting in each fiscal year. We believe annual awards at this time allow the Compensation Committee to consider a number of factors related to the option award decisions, including corporate performance for the prior fiscal year, employee performance for the prior fiscal year and expectations for the upcoming fiscal year. With respect to newly hired employees, our practice is typically to make stock grants at the first meeting of the Compensation Committee following the employee's hire date. We do not plan or time our stock option grants in coordination with the release of material non-public information for the purpose of affecting the value of executive compensation.

  Allocation of Equity Compensation

        In 2009, we granted stock options to purchase 2,132,382 shares of our Common Stock, of which stock options to purchase a total of 1,490,000 shares were awarded to executives, representing 70% of all awards in 2009. Our Compensation Committee does not apply a formula for allocating stock options to executive officers. Instead, our Compensation Committee considers the role and responsibilities of the executive officers, competitive factors, the non-equity compensation received by the executives and the total number of options to be granted in the fiscal year.

  Type of Equity Awards

        Under our 2001 Stock Option Plan, we may issue incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, restricted stock units, restricted stock, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations' employees and consultants. The primary form of equity compensation that we award consists of incentive and non-qualified stock options.

        Under our 2001 Stock Option Plan, we may issue restricted stock units. A restricted stock unit is a bookkeeping entry representing the equivalent of one share of Common Stock. A holder of restricted stock units has no voting or dividend rights. The Administrator will set vesting criteria in its discretion. Restricted stock units, when vested, may be settled by distributing shares of Common Stock, cash or a combination thereof. The recipient of restricted stock units may pay all projected withholding taxes relating to the award with shares of Common Stock rather than cash.

Retirement Savings Plan

        We maintain a retirement savings plan, or a 401(k) Plan, for the benefit of our eligible employees. Employees may elect to contribute their compensation up to the statutorily prescribed limit. We currently match employee contributions up to a maximum of 4% of an employee's salary per pay period. In 2009, the employer-match contribution limit was $9,800 per employee.

Employment Agreement

        On December 19, 2007, the Compensation Committee approved an employment agreement, or the Employment Agreement, with Leland F. Wilson, the Company's Chief Executive Officer. The Employment Agreement replaces the original letter of employment and the Change of Control Agreement entered into between the Company and Mr. Wilson on June 14, 1991 and May 12, 2000, respectively. On January 23, 2009, the Compensation Committee approved an amendment to the Employment Agreement, or the Amendment. Pursuant to the Amendment, the Initial Term of the Employment Agreement is increased from two to three years commencing on June 1, 2007 and other relevant dates were also extended to reflect the three-year Initial Term. The Employment Agreement was entered into in part to ensure compliance with recently issued regulations on Deferred Compensation Separation Benefits as mandated by Section 409A of the Internal Revenue Code. The terms of the Employment Agreement include:

  •
  A base salary of $515,000 per year;

  •
  Eligibility to receive an annual cash incentive payment for the achievement of performance goals established by the Board of Directors or the Compensation Committee, with an incentive target of not less than 45% of Mr. Wilson's base salary;

  •
  Eligibility to receive annual performance grants under the Company's stock option performance program, with any determinations relating to such grants to be made in the sole discretion of the Board of Directors or the Compensation Committee;

  •
  In the event that the Employment Agreement is not renewed, or if Mr. Wilson's employment with the Company is terminated without cause or if Mr. Wilson resigns for good reason (as those terms are defined in the Employment Agreement), other than as a result of a change of control (as defined in the Employment Agreement), and subject to Mr. Wilson signing a release of claims in favor of the Company, the payment of (i) a lump sum payment equal to 15 months of Mr. Wilson's base salary, as in effect at the time of termination; (ii) a lump sum payment equal to the pro-rated amount of Mr. Wilson's target annual incentive for the year in which termination occurs; (iii) up to 12 months of reimbursement for premiums paid for COBRA coverage and (iv) full acceleration with respect to Mr. Wilson's outstanding unvested equity awards with an exercise period equal to the later of 12 months from termination of employment or 12 months from termination of service from the Board of Directors;

  •
  In the event that Mr. Wilson's employment with the Company is terminated without cause or resignation for good reason in connection with a change of control, and subject to Mr. Wilson signing a release of claims in favor of the Company, the payment of (i) a lump sum payment equal to 24 months of Mr. Wilson's base salary, as in effect at the time of termination; (ii) a lump sum payment equal to 200% of Mr. Wilson's target annual incentive for the year in which termination occurs; (iii) up to 24 months of reimbursement for premiums paid for COBRA coverage; (iv) outplacement services with a total value not to exceed $20,000; and (v) full acceleration with respect to Mr. Wilson's outstanding unvested equity awards with an exercise period equal to the later of 12 months from termination of employment or 12 months from termination of service from the Board of Directors;

  •
  In the event that Mr. Wilson's employment with the Company is terminated voluntarily by Mr. Wilson due to his retirement, and subject to Mr. Wilson signing a release of claims in favor of the Company, the payment of (i) a lump sum payment equal to 21 months of Mr. Wilson's base salary, as in effect at the time of retirement; (ii) a lump sum payment equal to 100% of the average annual incentive received by Mr. Wilson over the three year period prior to his retirement; (iii) up to 12 months of reimbursement for premiums paid for COBRA coverage and (iv) full acceleration with respect to Mr. Wilson's outstanding unvested equity awards with an exercise period equal to the later of 12 months from termination of employment or 12 months from termination of service from the Board of Directors;

  •
  An agreement by Mr. Wilson not to solicit for employment any employee of the Company other than with the Company, not to compete with the Company and not to disparage the Company, in each case during the term of his employment with the Company or until such time as he is no longer receiving payments with respect to his base salary from the Company; and

  •
  The reimbursement by the Company of reasonable and actual legal expenses incurred by Mr. Wilson in connection with the negotiation, preparation and execution of the Employment Agreement.

Change of Control Benefits

        Our executive officers, including our Chief Financial Officer, have agreements that provide for certain benefits in the event of a change in control. In addition, our Chief Executive Officer's employment agreement outlined above also provides for certain benefits in the event of a change in control.

        On December 19, 2007, the Compensation Committee approved change of control and severance agreements, each hereafter referred to as a Change of Control Agreement, for Peter Y. Tam, the Company's President; Timothy E. Morris, the Company's Vice President, Finance and Chief Financial Officer; Wesley W. Day, Ph.D., the Company's Vice President, Clinical Development; Lee B. Perry, the Company's Vice President and Chief Accounting Officer; and Guy P. Marsh, the Company's Vice President, U.S. Operations and General Manager each hereafter referred to as an Executive. The new agreements replace existing change of control agreements with each Executive. The Change of Control Agreements were approved in part to ensure compliance with the regulations on Deferred Compensation Separation Benefits as mandated by Section 409A of the Internal Revenue Code.

        On October 30, 2009, the Compensation Committee approved a Change of Control Agreement for John L. Slebir, the Company's General Counsel. The Change of Control Agreement was approved in part to ensure compliance with recently issued regulations on Deferred Compensation Separation Benefits as mandated by Section 409A of the Internal Revenue Code.

        On April 30, 2010, the Compensation Committee approved a Change of Control Agreement for Michael P. Miller, the Company's Senior Vice President and Chief Commercial Officer. The Change of Control Agreement was approved in part to ensure compliance with recently issued regulations on Deferred Compensation Separation Benefits as mandated by Section 409A of the Internal Revenue Code.

        The Change of Control Agreements provide that if an Executive's employment with the Company is terminated by the Company without cause or by the Executive for good reason within 24 months after a change of control (as such term is defined in the Change of Control Agreement) of the Company, the Executive will receive, subject to signing a release of claims in favor of the Company, (i) monthly severance payments during the period from the date of the Executive's termination until the date 24 months after the effective date of the termination, or for purposes of this paragraph only, the Severance Period, equal to the monthly salary the Executive was receiving immediately prior to the change of control; (ii) monthly severance payments during the Severance Period equal to 1/12th of the Executive's target bonus (as such term is defined in the Change of Control Agreement) for the fiscal year in which the termination occurs for each month in which severance payments are made to the Executive pursuant to (i) above; (iii) an additional pro-rated portion of the Executive's target bonus; (iv) up to 24 months of reimbursement for premiums paid for COBRA coverage and (v) outplacement services with a total value not to exceed $20,000.

        The Change of Control Agreements also provide that if an Executive's employment with the Company is terminated without cause (other than within 24 months after a change of control of the Company), the Executive will receive, subject to signing a release of claims in favor of the Company, (i) monthly severance payments during the period from the date of the Executive's termination until the date that is 3 months after the effective date of termination (for purposes of this paragraph only, the "Severance Period"), equal to the monthly salary the Executive was receiving immediately prior to the termination date; (ii) monthly severance payments during the Severance Period equal to 1/12th of the Executive's target bonus for the fiscal year in which the termination occurs for each month in which severance payments are made to the Executive pursuant to (i) above; (iii) an additional pro-rated portion of the Executive's target bonus; (iv) up to 3 months of reimbursement for premiums paid for COBRA coverage and (v) outplacement services with a total value not to exceed $20,000, to be provided during the Severance Period. Mr. Miller's Severance Period has been increased from 3 months to 12 months in connection with his termination without cause during the first 24 months of his employment with the Company.

        The Change of Control Agreements also provide for the automatic vesting in full of all outstanding stock options held by the Executives upon the close of a change of control.

        Because of the so-called "parachute" tax imposed by the Internal Revenue Code Section 280G, we limit the change of control benefits of our other executive officers such that no taxes will be imposed under Section 280G. For our Chief Executive Officer, we have agreed that his severance benefits will be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Chief Executive Officer on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. We believe that providing our executives with these benefits is in the interests of our stockholders because change of control benefits would reduce the potential reluctance of our executive officers to pursue certain change of control transactions due to employment uncertainty. A table showing potential payments upon termination or change of control of our named executive officers is set forth herein on page 43.

Perquisites and Other Benefits

        We annually review the perquisites that executive officers receive. We provide a long-term disability policy for our Chief Executive Officer.

Compensation Process

        The Compensation Committee reviews and approves the salaries and incentive compensation of the Company's executive officers, directors and the remainder of the Company's personnel, including all new hire grants to employees. In addition, the Compensation Committee approves stock option grants for all employees as part of the Company's annual performance review process. The agenda for meetings of the Compensation Committee are prepared by the Chief Executive Officer and/or Chief Financial Officer, with final approval by the Compensation Committee Chairman. The Company's Chief Executive Officer and Chief Financial Officer attend the meetings of the Compensation Committee, but neither the Chief Executive Officer nor the Chief Financial Officer participates in deliberations relating to his own compensation. In rendering its decisions, the Compensation Committee considers the recommendations of the Chief Executive Officer, with input by the Chief Financial Officer, the information regarding comparably sized companies in the biotechnology and pharmaceutical industries in the United States and its collective experience with other companies. The Compensation Committee generally reviews the performance and compensation of the Chief Executive Officer and Chief Financial Officer annually. Our Compensation Committee also works with our Chief Executive Officer and Chief Financial Officer in evaluating the financial, accounting, tax and retention implications of our various compensation programs.

Effect of Accounting and Tax Treatment on Compensation Decisions

        We consider the anticipated accounting and tax implications to us and our executives of our compensation programs. Prior to 2006, the primary form of equity compensation that we awarded consisted of incentive and non-qualified stock options due to favorable accounting and tax treatment and the expectation among employees in our industry that they would be compensated through stock options. Beginning in 2006, the accounting treatment for stock options changed as a result of Financial Accounting Standards No. FAS 123R, or FAS 123(R), Share-Based Payment, as codified in FASB ASC topic 718, Compensation—Stock Compensation, or ASC 718, potentially making the accounting treatment of stock options less attractive. As a result, we assessed the desirability of various alternatives to stock options but determined to continue to grant stock options as the primary form of equity compensation.

        Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our next four most highly compensated executive officers, unless certain specific criteria are satisfied. From time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

Executive Time Off

        All of our full-time employees, including our executive officers, receive up to six weeks of vacation each year, based upon the length of service. Unused vacation carries over to the following year and may accumulate up to three weeks at any time. Upon termination, all employees are paid their accrued benefit that existed as of the date of such termination. Additionally, employees receive two personal days and eight sick days each year that expire if unused as of the date of termination or the end of the calendar year.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

                      COMPENSATION COMMITTEE
                      OF THE BOARD OF DIRECTORS

                      Graham Strachan, Chairman
                      Charles J. Casamento
                      Mark B. Logan
                      Linda M. Dairiki Shortliffe, M.D.

        The following table presents information for our fiscal year ended December 31, 2009 concerning the total compensation paid to or accrued for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers. We refer to these executive officers as our "named executive officers" below.

2009 Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus ($)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)(3)	Total ($)
Leland F. Wilson	2009	$612,721	—	—	$1,190,574	$266,063	$10,739	$2,080,097
Chief Executive Officer and	2008	549,192	—	—	971,121	185,625	10,139	1,716,077
Director	2007	514,515	—	—	1,390,926	231,750	9,931	2,147,122
Peter Y. Tam	2009	384,204	—	—	1,645,986	159,051	9,800	2,199,041
President and Director	2008	313,607	—	—	535,933	83,078	9,200	941,818
	2007	296,899	—	—	278,186	104,010	9,000	688,095
Timothy E. Morris	2009	346,835	—	—	512,727	117,131	—	976,693
Vice President, Finance and	2008	311,597	—	—	535,933	81,910	—	929,440
Chief Financial Officer	2007	292,724	—	—	278,186	102,547	—	673,457
Guy P. Marsh	2009	307,055	—	—	256,364	103,664	9,800	676,883
Vice President,	2008	279,737	—	—	357,289	73,520	9,200	719,746
U.S. Operations and General	2007	265,231	—	—	278,186	88,917	9,000	641,334
Manager
Wesley W. Day, Ph.D.	2009	304,754	—	—	256,364	88,164	9,800	659,082
Vice President,	2008	279,493	—	—	357,289	62,975	9,200	708,957
Clinical Development	2007	262,587	—	—	194,730	78,291	62,891	598,499

(1)
The amounts in this column include payments in respect of accrued vacation, holidays and sick days.

(2)
The amounts included in the "Option Awards" column do not reflect compensation actually received by the Named Executive Officer but represent the grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. See also the 2009 Grants of Plan-Based Awards table below for information on option awards made in 2009.

(3)
Includes (i) contributions made by the Company under its 401(k) Plan in the amounts of $9,800 per person in 2009 on behalf of Messrs. Wilson, Tam, Marsh and Dr. Day, respectively; (ii) payments for temporary housing and relocation expenses totaling $53,891 in 2007 to Dr. Day; and (iii) a premium for long-term disability insurance in the amount of $939, $939 and $931 in 2009, 2008 and 2007, respectively, on behalf of Mr. Wilson.

 2009 Grants of Plan Based Awards

        The following table provides information with regard to each grant of an award made to a named executive officer under any plan during the fiscal year ended December 31, 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Exercise or Base Price of Option Awards($/Sh)(3)	Grant Date Fair Value of Option Awards($)
					Number of Securities Underlying Options(#)(2)
Name	Grant Date	Threshold	Target	Maximum
Leland F. Wilson	1/23/09	$133,031	$199,547	$266,063	500,000	$4.23	$1,190,574
Peter Y. Tam	1/23/09	79,526	119,288	159,051	250,000	4.23	640,909
	10/30/09	—	—	—	200,000	7.90	1,005,077
Timothy E. Morris	1/23/09	58,566	87,848	117,131	200,000	4.23	512,727
Guy P. Marsh	1/23/09	51,832	77,748	103,664	100,000	4.23	256,364
Wesley W. Day, Ph.D.	1/23/09	44,082	66,123	88,164	100,000	4.23	256,364

(1)
Reflects the minimum, target and maximum values of cash bonus award to the named executive officers in 2009. The cash bonus award amounts actually paid to the named executive officers in 2009 are shown in the Summary Compensation Table for 2009 under the heading "Non-Equity Incentive Plan Compensation." Please refer to "Compensation Discussion and Analysis" above for a description of the cash bonus compensation.

(2)
The stock options granted in 2009 are generally exercisable starting one year after the date of grant, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 1/48th of the total number of option shares becoming exercisable at the end of each month thereafter, with full vesting occurring on the fourth anniversary of the date of grant. Each of these options expires 10 years from the date of grant.

(3)
Options are granted at an exercise price equal to the fair market value of our Common Stock, as determined by reference to the closing price reported by the NASDAQ Global Market on the date of grant.

 Outstanding Equity Awards at Fiscal Year-End

        The following table presents certain information concerning the outstanding equity awards held as of December 31, 2009 by each named executive officer.

	Option Awards
	Number of Securities Underlying Unexercised Options(1)
			Option Exercise Price(2)	Option Expiration Date(3)
Name	Exercisable	Unexercisable
Leland F. Wilson	50,315	—	$2.95	4/18/2015
	68,541	1,459	3.13	1/30/2016
	250,000	—	3.73	8/23/2015
	100,000	—	3.875	1/22/2011
	100,000	—	4.00	1/20/2013
	100,000	—	4.15	1/24/2015
	364,583	135,417	4.25	1/29/2017
	100,000	—	4.58	1/26/2014
	70,000	—	4.8438	1/19/2010
	143,750	156,250	6.05	1/25/2018
	100,000	—	8.08	1/21/2012
	—	500,000	4.23	1/23/2019
Peter Y. Tam	34,270	730	3.13	1/30/2016
	5,000	—	3.40	7/16/2011
	30,000	—	3.49	10/25/2012
	80,000	—	3.73	8/23/2015
	18,750	—	3.875	1/22/2011
	26,250	—	4.00	1/20/2013
	35,000	—	4.15	1/24/2015
	72,916	27,084	4.25	1/29/2017
	35,000	—	4.53	7/19/2014
	35,000	—	4.58	1/26/2014
	8,750	—	4.8438	1/19/2010
	71,875	78,125	6.05	1/25/2018
	17,500	—	8.08	1/21/2012
	—	250,000	4.23	1/23/2019
	—	200,000	7.90	10/30/2019
Timothy E. Morris	25,703	547	3.13	1/30/2016
	4,358	—	4.15	1/24/2015
	72,916	27,084	4.25	1/29/2017
	200,000	—	5.67	11/9/2014
	71,875	78,125	6.05	1/25/2018
	—	200,000	4.23	1/23/2019
Guy P. Marsh	1,641	547	3.13	1/30/2016
	6,251	27,084	4.25	1/29/2017
	6,250	52,084	6.05	1/25/2018
	—	100,000	4.23	1/23/2019
Wesley W. Day, Ph. D.	3,329	71	3.13	1/30/2016
	60,000	—	3.26	11/14/2015
	53,750	6,250	3.28	5/9/2016
	51,041	18,959	4.25	1/29/2017
	47,916	52,084	6.05	1/25/2018
	—	100,000	4.23	1/23/2019

(1)
Stock options outstanding are generally exercisable starting one year after the date of grant, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 1/48th of the total number of option shares becoming exercisable at the end of each month thereafter, with full vesting occurring on the fourth anniversary of the date of grant.

(2)
Options are granted at an exercise price equal to the fair market value of our Common Stock, as determined by reference to the closing price reported by the NASDAQ Global Market on the date of grant.

(3)
These options generally expire 10 years from the date of grant.

2009 Option Exercises

        The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during the fiscal year ended December 31, 2009 and the aggregate dollar amount realized by the named executive officer upon exercise of the option.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Leland F. Wilson	—	—
Peter Y. Tam	—	—
Timothy E. Morris	—	—
Guy P. Marsh	221,755	$800,521
Wesley W. Day, Ph.D.	—	—

(1)
The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our Common Stock underlying that option on the date of exercise, as determined by reference to the closing price reported by the NASDAQ Global Market on the date of exercise, and the aggregate exercise price of the option.

 Potential Payments Upon Termination or Change of Control for each Named Executive Officer

Executive benefits and payments upon termination:	Involuntary termination not for cause not following a change of control	Involuntary termination not for cause following a change of control	Death or Disability	Retirement
Leland F. Wilson(1)
Base salary	$739,063	$1,182,500	$—	$1,034,688
Bonus	—	532,126	—	227,813
Medical continuation	20,000	40,000	20,000	20,000
Outplacement services(2)	—	20,000	—	—
Value of accelerated stock options(3)	3,164,170	3,164,170	3,164,170	3,164,170
Peter Y. Tam
Base salary	113,608	908,864	—	—
Bonus	39,763	318,102	—	—
Medical continuation	5,000	40,000	—	—
Outplacement services(2)	20,000	20,000	—	—
Value of accelerated stock options(3)	—	1,887,091	—	—
Timothy E. Morris
Base salary	83,665	669,320	—	—
Bonus	29,283	234,262	—	—
Medical continuation	5,000	40,000	—	—
Outplacement services(2)	20,000	20,000	—	—
Value of accelerated stock options(3)	—	1,377,480	—	—
Guy P. Marsh
Base salary	74,046	592,364	—	—
Bonus	25,916	207,328	—	—
Medical continuation	5,000	40,000	—	—
Outplacement services(2)	20,000	20,000	—	—
Value of accelerated stock options(3)	—	798,451	—	—
Wesley W. Day, Ph.D.
Base salary	73,470	587,762	—	—
Bonus	22,041	176,328	—	—
Medical continuation	5,000	40,000	—	—
Outplacement services(2)	20,000	20,000	—	—
Value of accelerated stock options(3)	—	792,343	—	—

(1)
Leland F. Wilson has an employment agreement. Please see "Compensation Discussion and Analysis—Employment Agreement" for details.

(2)
Represents the aggregate value of reimbursable services from a third party firm. Such services may include, but are not limited to, transition advice, business coaching and career management advice.

(3)
Represents the aggregate value of the acceleration of vesting of the executive's unvested stock options based on the spread between the closing price of our Common Stock on December 31, 2009 of $9.20 and the exercise price of the stock options. Aggregate intrinsic value represents only the value for those options in which the exercise price of the option is less than the market value of our stock on December 31, 2009.

 Compensation of Directors

        The following table sets forth the compensation paid by us during the fiscal year ended December 31, 2009 to our non-executive officer directors:

Name	Year	Fees Earned or Paid in Cash(1)	Option Awards(2)	All Other Compensation(3)	Total
Virgil A. Place, M.D.(4)	2009	$—	$—	$236,467	$236,467
Mark B. Logan*(5)	2009	119,250	103,352	—	222,602
Charles J. Casamento	2009	89,250	103,352	—	192,602
Linda M. Dairiki Shortliffe, M.D.	2009	89,250	103,352	—	192,602
Graham Strachan**	2009	99,250	103,352	—	202,602

*
Chair of Audit Committee and Chairman of the Board of Directors

**
Chair of Compensation Committee

(1)
In fiscal 2009, non-employee directors received $89,250 per annum, paid in equal quarterly installments. The Chairman of the Audit Committee received an additional $20,000 and the Chairman of the Board and Compensation Committee Chairman received an additional $10,000 for the performance of these duties on an annual basis.

(2)
The amounts included in the "Option Awards" column do not reflect compensation actually received by the non-employee directors but represent the grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. On January 23, 2009, each then standing non-employee director received an option grant to purchase 25,000 shares of Common Stock. On June 26, 2009, each re-elected non-employee director received an option grant to purchase 8,000 shares of Common Stock. Each of these option grants is fully exercisable ratably over eight months. At fiscal year end, the aggregate number of option awards outstanding for each director was as follows: Mark B. Logan: 161,000; Charles J. Casamento: 65,000; Linda M. Dairiki Shortliffe, M.D.: 169,000; and Graham Strachan: 185,000.

(3)
In 2009, Dr. Place was paid $156,092 in salary and received $3,466 in contributions made by the Company under its 401(k) Plan. In 2009, Dr. Place received an option grant to purchase 30,000 shares and the grant date fair value computed in accordance with FASB ASC Topic 718 for this grant was $76,909. The grant date fair value amount of $76,909 is included in the "All Other Compensation" column but does not reflect compensation actually received by Dr. Place. The valuation assumptions used in determining the grant date fair value are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(4)
In 2009, Dr. Place was an executive officer (though not a named executive officer), who did not receive any additional compensation for services provided as a director.

(5)
Includes cash compensation associated with chairing the Audit Committee and serving as Chairman of the Board of Directors.

        For the fiscal year ended December 31, 2009, our non-employee directors, or Outside Directors, received $89,250 per annum, paid in equal quarterly installments, as well as reimbursement for expenses incurred in connection with attending board and committee meetings. The non-employee director serving as Chairman of the Audit Committee received an additional $20,000 and Chairman of the Board and Compensation Committee Chairman received an additional $10,000 for the performance of these duties in fiscal 2009.

        Under our 2001 Stock Option Plan, or the 2001 Plan, each Outside Director is automatically granted a non-qualified option to purchase 32,000 shares of Common Stock upon the date on which such person first becomes a director with an exercise price equal to the fair market value of our Common Stock as of the date of grant, also called the Initial Option. Thereafter, each Outside Director is automatically granted a non-qualified option to purchase 8,000 shares under the 2001 Plan on the date of each annual meeting of stockholders, or the Subsequent Option, provided such director is re-elected and provided he or she has served as a director for at least six months as of such date. Initial Options granted under the 2001 Plan vest as to one-fourth (1/4th) of the shares on each anniversary date of grant over a period of four years so long as the optionee remains a director of the Company. Subsequent Options begin to vest at the rate of 12.5% per month following the date of grant so long as the optionee remains a director of the Company.

        Outside Directors are also eligible to receive additional stock option grants. In January 2009, the Board of Directors granted to each of the Outside Directors a non-qualified stock option to purchase an additional 25,000 shares of our Common Stock with an exercise price equal to the closing price of our Common Stock on the date of grant as reported on the NASDAQ Global Market. The foregoing grants vest at a rate of 12.5% per month on the first day of each month following the date of grant.

        Options granted under the 2001 Plan to Outside Directors have a term of ten years unless terminated sooner upon termination of the optionee's status as a director or otherwise pursuant to the 2001 Plan. Such options are transferable by the optionee only in certain limited circumstances and each option is exercisable during the lifetime of the director only by such director or a permitted transferee. The 2001 Plan is designed to work automatically, without administration, with respect to the granting of options to Outside Directors; however, to the extent administration is necessary, the 2001 Plan has been structured so that options granted to Outside Directors who administer our other employee benefit plans shall qualify as transactions exempt from Section 16(b) of the Securities and Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of April 1, 2010 by (i) each person or entity who is known by us to own beneficially more than 5% of our Common Stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all directors and executive officers as a group. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws.

Five Percent Stockholders, Directors and Executive Officers	Beneficially Owned Stock(1) Number of Shares	Percent
Chilton Investment Company, LLC(2)	7,208,569	8.9%
BlackRock, Inc.(3)	5,263,051	6.5%
Charles J. Casamento(4)	61,500	*
Mark B. Logan(5)	213,500	*
Linda M. Dairiki Shortliffe, M.D.(6)	173,500	*
Graham Strachan(7)	197,500	*
Virgil A. Place, M.D.(8)	630,675	*
Leland F. Wilson(9)	1,754,438	2.2%
Peter Y. Tam(10)	686,500	*
Timothy E. Morris(11)	468,105	*
Guy P. Marsh(12)	72,554	*
Wesley W. Day, Ph.D.(13)	290,240	*
All directors and executive officers as a group (12 persons)(14)	4,727,877	5.8%

*
Less than 1%

(1)
Applicable percentage ownership is based on 80,854,898 shares of Common Stock as of April 1, 2010. Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 1, 2010 are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)
According to a Schedule 13G/A filed with the SEC on February 12, 2010, Chilton Investment Company, LLC ("Chilton") is the beneficial owner of 7,208,569 shares and has sole voting and dispositive power with respect to all reported shares. The address of Chilton is 1266 East Main Street, 7th Floor, Stamford, CT 06902.

(3)
According to a Schedule 13G/A filed with the SEC on January 29, 2010, BlackRock, Inc. ("BlackRock") is the beneficial owner of 5,263,051 shares and has sole voting and dispositive power with respect to all reported shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)
Includes 61,500 options to purchase shares vested and exercisable within 60 days of April 1, 2010.

(5)
Includes 173,500 options to purchase shares vested and exercisable within 60 days of April 1, 2010.

(6)
Includes 173,500 options to purchase shares vested and exercisable within 60 days of April 1, 2010.

(7)
Includes 197,500 options to purchase shares vested and exercisable within 60 days of April 1, 2010.

(8)
Includes (i) 434,049 shares held by the Virgil A. Place Trust dated February 19, 1993, Virgil A. Place, Trustee; (ii) 75,728 shares held by Dr. Place's spouse, (iii) 22,800 shares held by Dr. Place as custodian for Dr. Place's son; (iv) 4,300 shares held by Dr. Place's son; (v) 5,020 shares held by the Virgil A. Place Arboretum & Botanical Gardens, Inc.; and (vi) 84,056 options to purchase shares vested and exercisable within 60 days of April 1, 2010.

(9)
Includes (i) shares held by the Leland F. Wilson Living Trust dated July 20, 1999 of which Mr. Wilson is a trustee (the "Living Trust"); and (ii) 1,628,646 options to purchase shares vested and exercisable within 60 days of April 1, 2010.

(10)
Includes 571,664 options to purchase shares vested and exercisable within 60 days of April 1, 2010.

(11)
Includes 468,105 options to purchase shares vested and exercisable within 60 days of April 1, 2010.

(12)
Includes 68,853 options to purchase shares vested and exercisable within 60 days of April 1, 2010.

(13)
Includes 273,397 options to purchase shares vested and exercisable within 60 days of April 1, 2010.

(14)
Includes 3,880,086 options to purchase shares vested and exercisable within 60 days of April 1, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file certain reports of ownership with the SEC. Such officers, directors and stockholders are also required by SEC rules to provide us with copies of all Section 16(a) forms that they file. Based solely on its review of copies of such forms received by us or on written representations from certain reporting persons submitted to us during the year ended December 31, 2009, we believe that during the period from January 1, 2009 to December 31, 2009, all of our executive officers, directors and 10% stockholders complied with all Section 16(a) requirements.

Equity Compensation Plan Information

        We currently maintain four equity-based compensation plans that have been approved by the stockholders—the 1991 Incentive Stock Option Plan, the 1994 Director Option Plan, the 1994 Employee Stock Purchase Plan, and the 2001 Stock Option Plan. The following table sets forth, for each of our equity-based compensation plans, the number of shares of our Common Stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares available for future award grants as of December 31, 2009:

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-Average Exercise Price of Outstanding Options and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	7,553,776	(1)	$4.74	1,179,701	(2)
Equity compensation plans not approved by security holders	—		$—	—

Total	7,553,776		$4.74	1,179,701

(1)
Includes outstanding stock options for 329,703 shares under the 1991 Incentive Stock Option Plan, 56,000 shares under the 1994 Director Option Plan and 7,168,073 shares under the 2001 Stock Option Plan.

(2)
Includes 1,059,455 shares for the 2001 Stock Option Plan and 120,246 shares for the 1994 Employee Stock Purchase Plan. On January 1 of each year during the term of the 2001 Stock Option Plan, an annual increase is to be added on the first day of the Company's fiscal year beginning in 2003, equal to the lesser of (i) 1,000,000 shares, (ii) 2.5% of the outstanding shares on such date, or (iii) a lesser amount determined by the Board of Directors. The Shares may be authorized, but unissued, or reacquired Common Stock.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Change of Control Agreements with Executive Officers

        Our executive officers, including our Chief Financial Officer, have agreements that provide for certain benefits in the event of a change in control. In addition, our Chief Executive Officer's employment agreement (see "Compensation and Discussion Analysis—Employment Agreement") also provides for certain benefits in the event of a change in control.

        On December 19, 2007, the Compensation Committee approved Change of Control Agreements for Peter Y. Tam, the Company's President; Timothy E. Morris, the Company's Vice President, Finance and Chief Financial Officer; Wesley W. Day, Ph.D., the Company's Vice President, Clinical Development; Lee B. Perry, the Company's Vice President and Chief Accounting Officer; and Guy P. Marsh, the Company's Vice President, U.S. Operations and General Manager. The new agreements replace existing change of control agreements with each Executive. The Change of Control Agreements were approved in part to ensure compliance with recently issued regulations on Deferred Compensation Separation Benefits as mandated by Section 409A of the Internal Revenue Code.

        On October 30, 2009, the Compensation Committee approved a Change of Control Agreement for John L. Slebir, the Company's General Counsel. The Change of Control Agreement was approved in part to ensure compliance with recently issued regulations on Deferred Compensation Separation Benefits as mandated by Section 409A of the Internal Revenue Code.

        On April 30, 2010, the Compensation Committee approved a Change of Control Agreement for Michael P. Miller, the Company's Senior Vice President and Chief Commercial Officer. The Change of Control Agreement was approved in part to ensure compliance with recently issued regulations on Deferred Compensation Separation Benefits as mandated by Section 409A of the Internal Revenue Code.

        The Change of Control Agreement recognizes that there may be periods where another company or another entity considers the possibility of acquiring the Company or that a change in our management may otherwise occur (collectively known as a Change of Control), with or without the approval of our Board of Directors. The Change of Control Agreement recognizes that such an event may cause a distraction to employees, which may in turn cause employees to consider alternative employment opportunities. The Board of Directors determined that it was in the best interest of the Company to give such employees an incentive to continue their employment during periods where the threat or occurrence of a Change of Control may exist. The Change of Control Agreements are discussed in more detail in the section under "Compensation Discussion and Analysis—Change of Control Benefits" on page 33 of this Proxy Statement.

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with us.

Legal Services

        During fiscal year 2009, the law firm of Wilson Sonsini Goodrich & Rosati, P.C. acted as principal outside counsel to the Company. Mr. Rosati, a former director of our Company, is a member of Wilson Sonsini Goodrich & Rosati, P.C. We incur bills for legal services that vary from year to year depending upon our legal needs.

 Consulting Services

        During fiscal year 2009, Dr. Wesley Day's wife, Dr. Shiyin Yee, performed pre-clinical and clinical development consulting services for the Company. Dr. Day is the Vice President of Clinical Development. Dr. Yee reports directly to Peter Tam, our Senior Vice President and Chief Operating Officer. We paid Dr. Yee $400,187 in fiscal year 2009 for the consulting services she rendered to the Company.

Review, Approval or Ratification of Transactions with Related Parties

        We, or one of our subsidiaries, may occasionally enter into transactions with certain "related parties." Related parties include our executive officers, directors, nominees for directors, or 5% or more beneficial owners of our Common Stock and immediate family members of these persons. We refer to transactions in which the related party has a direct or indirect material interest as "related party transactions." Each related party transaction must be reviewed and approved by the Audit Committee prior to the entering into of such transaction.

        The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, the following:

  •
  the extent of the related party's interest in the related party transaction;

  •
  the aggregate value of the related party transaction;

  •
  the benefit to the Company; and

  •
  whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

        The Chairman of the Audit Committee has the authority to pre-approve any related party transaction in which the aggregate amount involved is reasonably expected to be less than $25,000. Any such pre-approved related party transaction must then be ratified at the next regularly scheduled Audit Committee meeting or by unanimous written consent.

OTHER MATTERS

        We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

        It is important that your stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return the accompanying Proxy in the enclosed envelope at your earliest convenience.

                      The Board of Directors

Mountain View, California
April 30, 2010

Appendix A

VIVUS, INC.
2010 EQUITY INCENTIVE PLAN

        1.    Purposes of the Plan.    The purposes of this Plan are:

    •
    to attract and retain the best available personnel for positions of substantial responsibility,

    •
    to provide incentives to individuals who perform services to the Company, and

    •
    to promote the success of the Company's business.

          The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.

        2.    Definitions.    As used herein, the following definitions will apply:

          (a)   "Administrator" means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

          (b)   "Affiliate" means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

          (c)   "Applicable Laws" means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

          (d)   "Award" means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

          (e)   "Award Agreement" means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

          (f)    "Board" means the Board of Directors of the Company.

          (g)   "Change in Control" means the occurrence of any of the following events:

            (i)    Change in Ownership of the Company.    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group ("Person"), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

            (ii)    Change in Effective Control of the Company.    If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

            (iii)    Change in Ownership of a Substantial Portion of the Company's Assets.    A change in the ownership of a substantial portion of the Company's assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company's assets: (A) a transfer to an entity that is controlled by the Company's stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company's stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

          For purposes of this Section 2(g), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

          Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

          Further and for the avoidance of doubt, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company's incorporation, or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

          (h)   "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

          (i)    "Committee" means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

          (j)    "Common Stock" means the common stock of the Company.

          (k)   "Company" means VIVUS, Inc., a Delaware corporation, or any successor thereto.

          (l)    "Consultant" means any person, including an advisor, engaged by the Company or its Affiliates to render services to such entity other than as an Employee.

          (m)  "Determination Date" means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as "performance-based compensation" under Section 162(m) of the Code.

          (n)   "Director" means a member of the Board.

          (o)   "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

          (p)   "Employee" means any person, including Officers and Directors, employed by the Company or its Affiliates. Neither service as a Director nor payment of a director's fee by the Company will be sufficient to constitute "employment" by the Company.

          (q)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (r)   "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

              (i)  If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value shall be the closing sales price for such stock (or, the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

             (ii)  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks are reported); or

            (iii)  In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

          (s)   "Fiscal Year" means the fiscal year of the Company.

          (t)    "Incentive Stock Option" means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

          (u)   "Nonstatutory Stock Option" means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

          (v)   "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (w)  "Option" means a stock option granted pursuant to the Plan.

          (x)   "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (y)   "Participant" means the holder of an outstanding Award.

          (z)   "Performance Goals" will have the meaning set forth in Section 11 of the Plan.

          (aa) "Performance Period" means any Fiscal Year of the Company or such longer or shorter period as determined by the Administrator in its sole discretion.

          (bb) "Performance Share" means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

          (cc) "Performance Unit" means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

          (dd) "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

          (ee) "Plan" means this 2010 Equity Incentive Plan.

          (ff)  "Restricted Stock" means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

          (gg) "Restricted Stock Unit" means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

          (hh) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

          (ii)   "Section 16(b)" means Section 16(b) of the Exchange Act.

          (jj)   "Service Provider" means an Employee, Director or Consultant.

          (kk) "Share" means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

          (ll)   "Stock Appreciation Right" means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

          (mm)  "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

        3.    Stock Subject to the Plan.

          (a)   Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is equal to the sum of (i) 8,400,000 Shares, (ii) any Shares which have been reserved but not issued pursuant to any awards granted under the Company's 2001 Stock Option Plan (the "2001 Plan") as of the date of stockholder approval of this Plan, plus (iii) any Shares subject to stock options or similar awards granted under 2001 Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 2001 Plan that are forfeited to or repurchased by the Company (up to a maximum of 8,183,199 Shares pursuant to this subsection (iii)). The Shares may be authorized, but unissued, or reacquired Common Stock.

          (b)    Full Value Awards.    Any Shares subject to Awards of Restricted Stock, Restricted Stock Units, Performance Units, and Performance Shares will be counted against the numerical limits of this Section 3 as 1.22 Shares for every one Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), 1.22 times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

          (c)    Lapsed Awards.    If an Award expires or becomes unexercisable without having been exercised in full or, with respect to an Award of Restricted Stock Units, Performance Units or Performance Shares, is terminated due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights, the unissued Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon the exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan under this Section 3(c).

          (d)    Share Reserve.    The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

        4.    Administration of the Plan.

          (a)    Procedure.

            (i)    Multiple Administrative Bodies.    Different Committees with respect to different groups of Service Providers may administer the Plan.

            (ii)    Section 162(m).    To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more "outside directors" within the meaning of Section 162(m) of the Code.

            (iii)    Rule 16b-3.    To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

            (iv)    Other Administration.    Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

          (b)    Powers of the Administrator.    Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

              (i)  to determine the Fair Market Value;

             (ii)  to select the Service Providers to whom Awards may be granted hereunder;

            (iii)  to determine the number of Shares to be covered by each Award granted hereunder;

            (iv)  to approve forms of Award Agreements for use under the Plan;

             (v)  to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

            (vi)  to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

           (vii)  to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

          (viii)  to modify or amend each Award (subject to Section 20(c) of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(e) regarding Incentive Stock Options). Notwithstanding the previous sentence, the Administrator may not modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 15), and neither may the Administrator cancel any outstanding Option or Stock Appreciation Right and immediately replace it with a new Option or Stock Appreciation Right with a lower exercise price, unless such action is approved by stockholders prior to such action being taken;

            (ix)  to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 16;

             (x)  to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

            (xi)  to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

           (xii)  to make all other determinations deemed necessary or advisable for administering the Plan.

          (c)    Effect of Administrator's Decision.    The Administrator's decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

          (d)    No Liability.    Under no circumstances shall the Company, its Affiliates, the Administrator, or the Board incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company's, its Affiliates', the Administrator's or the Board's roles in connection with the Plan.

        5.    Eligibility.    Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to employees of the Company or any Parent or Subsidiary of the Company.

        6.    Stock Options.

          (a)    Grant of Stock Options.    Subject to the terms and conditions of the Plan, an Option may be granted to Service Providers at any time and from time to time as will be determined by the

  Administrator, in its sole discretion. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand U.S. dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

          (b)    Number of Shares.    The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Options covering more than 1,000,000 Shares. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service as an Employee, an Employee may be granted Options covering up to an additional 1,000,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 15.

          (c)    Exercise Price and Other Terms.    The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Options granted under the Plan, provided, however, that the exercise price will not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an employee of the Company or any Parent or Subsidiary of the Company who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(c), Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code and the Treasury Regulations thereunder.

          (d)    Option Agreement.

            (i)    Terms and Conditions.    Each Option grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the acceptable forms of consideration for exercise (which may include any form of consideration permitted by Section 6(d)(ii), the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

            (ii)    Form of Consideration.    The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration to the extent permitted by Applicable Laws may include, but is not limited to:

              (1)   cash;

              (2)   check;

              (3)   other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company;

              (4)   by net exercise;

              (5)   consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

              (6)   a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant's participation in any Company-sponsored deferred compensation program or arrangement;

              (7)   such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

              (8)   any combination of the foregoing methods of payment.

          (e)    Term of Option.    An Option granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

          (f)    Exercise of Option.

            (i)    Procedure for Exercise; Rights as a Stockholder.    Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

            An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

            Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

            (ii)    Termination of Relationship as a Service Provider.    If a Participant ceases to be a Service Provider, other than upon the Participant's termination as the result of the Participant's death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

            (iii)    Disability of Participant.    If a Participant ceases to be a Service Provider as a result of the Participant's Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

            (iv)    Death of Participant.    If a Participant dies while a Service Provider, the Option may be exercised following the Participant's death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant's designated beneficiary, provided such beneficiary has been designated prior to Participant's death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant's estate or by the person(s) to whom the Option is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant's death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

            (v)    Other Termination.    A Participant's Award Agreement also may provide that if the exercise of the Option following the termination of Participant's status as a Service Provider (other than upon the Participant's death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b). Finally, a Participant's Award Agreement may also provide that if the exercise of the Option following the termination of the Participant's status as a Service Provider (other than upon the Participant's death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of three (3) months after the termination of the Participant's status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

        7.    Stock Appreciation Rights.

          (a)    Grant of Stock Appreciation Rights.    Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

          (b)    Number of Shares.    The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Stock Appreciation Rights covering more than 1,000,000 Shares. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service as an Employee, an Employee may be granted Stock Appreciation Rights covering up to an additional 1,000,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 15.

          (c)    Exercise Price and Other Terms.    The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing provisions of this Section 7(c), Stock Appreciation Rights may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code and the Treasury Regulations thereunder.

          (d)    Stock Appreciation Right Agreement.    Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

          (e)    Expiration of Stock Appreciation Rights.    A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.

          (f)    Payment of Stock Appreciation Right Amount.    Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

              (i)  The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

             (ii)  The number of Shares with respect to which the Stock Appreciation Right is exercised.

        At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

        8.    Restricted Stock.

          (a)    Grant of Restricted Stock.    Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

          (b)    Restricted Stock Agreement.    Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of

  Restricted Stock until the restrictions on such Shares have lapsed. Notwithstanding the foregoing sentence, for restricted stock intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, during any Fiscal Year no Participant will receive more than an aggregate of 300,000 Shares of Restricted Stock. Notwithstanding the foregoing limitation, in connection with his or her initial service as an Employee, for restricted stock intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, an Employee may be granted an aggregate of up to an additional 300,000 Shares of Restricted Stock. The foregoing limitations will be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 15.

          (c)    Transferability.    Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

          (d)    Other Restrictions.    The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

          (e)    Removal of Restrictions.    Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its sole discretion, may reduce or waive any restrictions for such Award and may accelerate the time at which any restrictions will lapse or be removed.

          (f)    Voting Rights.    During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

          (g)    Dividends and Other Distributions.    During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

          (h)    Return of Restricted Stock to Company.    On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

          (i)    Section 162(m) Performance Restrictions.    For purposes of qualifying grants of Restricted Stock as "performance-based compensation" under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

        9.    Restricted Stock Units.

          (a)    Grant.    Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units. Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 300,000 Restricted Stock Units. Notwithstanding the limitation in the previous sentence, for Restricted Stock Units intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, in connection with his or her initial service as an Employee, an Employee may be granted an aggregate of up to an additional 300,000 Restricted Stock Units. The foregoing limitations will be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 15.

          (b)    Vesting Criteria and Other Terms.    The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

          (c)    Earning Restricted Stock Units.    Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed.

          (d)    Form and Timing of Payment.    Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will not reduce the number of Shares available for grant under the Plan.

          (e)    Cancellation.    On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

          (f)    Section 162(m) Performance Restrictions.    For purposes of qualifying grants of Restricted Stock Units as "performance-based compensation" under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

        10.    Performance Units and Performance Shares.

          (a)    Grant of Performance Units/Shares.    Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant provided that during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than $1,000,000, and (ii) no Participant will receive more than 300,000 Performance Shares. Notwithstanding the foregoing limitation, for Performance Shares intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, in connection with his or her initial service, a Service Provider may be granted up to an additional 300,000 Performance Shares and additional Performance Units having an initial value up to $1,000,000. The foregoing limitations will be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 15.

          (b)    Value of Performance Units/Shares.    Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

          (c)    Performance Objectives and Other Terms.    The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the "Performance Period." Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

          (d)    Earning of Performance Units/Shares.    After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share and may accelerate the time at which any restrictions will lapse or be removed.

          (e)    Form and Timing of Payment of Performance Units/Shares.    Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period, or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

          (f)    Cancellation of Performance Units/Shares.    On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

          (g)    Section 162(m) Performance Restrictions.    For purposes of qualifying grants of Performance Units/Shares as "performance-based compensation" under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

        11.    Performance-Based Compensation Under Code Section 162(m).

          (a)    General.    If the Administrator, in its discretion, decides to grant an Award intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the provisions of this Section 11 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as "performance-based compensation" under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 11.

          (b)    Performance Goals.    The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement ("Performance Goals") including: (i) attainment of research and development milestones, (ii) bookings, (iii) business divestitures and acquisitions, (iv) cash flow, (v) cash position, (vi) contract awards or backlog, (vii) customer renewals, (viii) customer retention rates from an acquired company, business unit or division, (ix) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (x) earnings per Share, (xi) expenses, (xii) gross margin, (xiii) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (xiv) internal rate of return, (xv) market share, (xvi) net income, (xvii) net profit, (xviii) net sales, (xix) new product development, (xx) new product invention or innovation, (xxi) number of customers, (xxii) operating cash flow, (xxiii) operating expenses, (xxiv) operating income, (xxv) operating margin, (xxvi) overhead or other expense reduction, (xxvii) product defect measures, (xxviii) product release timelines, (xxix) productivity, (xxx) profit, (xxxi) return on assets, (xxxii) return on capital, (xxxiii) return on equity, (xxxiv) return on investment, (xxxv) return on sales, (xxxvi) revenue, (xxxvii) revenue growth, (xxxviii) sales results, (xxxix) sales growth, (xl) stock price, (xli) time to market, (xlii) total stockholder return, (xliii) working capital. Any criteria used may be (A) measured in absolute terms, (B) measured in terms of growth, (C) compared to another company or companies, (D) measured against the market as a whole and/or according to applicable market indices, (E) measured against the performance of the Company as a whole or a segment of the Company and/or (F) measured on a pre-tax or post-tax basis (if applicable). Further, any Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company's financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award and which is consistently applied with respect to a Performance Goal in the relevant Performance Period.

          (c)    Procedures.    To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals and intended to qualify as "performance-based compensation" under Section 162(m) of the Code, on or before the Determination Date (i.e., within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the

  Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period.

          (d)    Additional Limitations.    Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

          (e)    Determination of Amounts Earned.    Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as "performance-based compensation" under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as "performance-based compensation" under Section 162(m) of the Code, the Committee will have the right to (a) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period, (b) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Participant's death or disability or upon a Change in Control or in the event of a termination of employment following a Change in Control prior to the end of the Performance Period, and (c) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant's death or disability prior to a Change of Control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as "performance-based compensation" under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved.

        12.    Compliance With Code Section 409A.    Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

        13.    Leaves of Absence/Transfer Between Locations.    Unless the Administrator provides otherwise and except as required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

        14.    Transferability of Awards.    Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.

        15.    Adjustments; Dissolution or Liquidation; Merger or Change in Control.

          (a)    Adjustments.    In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits set forth in Sections 3, 6, 7, 8, 9 and 10 of the Plan.

          (b)    Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

          (c)    Change in Control.    In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines without a Participant's consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant's Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger of Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant's rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant's rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this subsection 15(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

        In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights that are not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, and Performance Shares/Units not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

        For the purposes of this subsection (c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Restricted Stock Unit, Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award (or in the case of an Award settled in cash, the number of implied shares determined by dividing the value of the Award by the per share consideration received by holders of Common Stock in the merger or Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

        Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance objectives (including any Performance Goals) will not be considered assumed if the Company or its successor modifies any of such performance objectives without the Participant's consent; provided, however, a modification to such performance objectives only to reflect the successor corporation's post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

        Notwithstanding anything in this Section 15(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A of the Code and if the change in control definition contained in the Award Agreement or other agreement related to the Award does not comply with the definition of "change in control" for purposes of a distribution under Section 409A of the Code, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A of the Code without triggering any penalties applicable under Section 409A of the Code.

        16.    Tax Withholding.

          (a)    Withholding Requirements.    Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant's FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

          (b)    Withholding Arrangements.    The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences as the Administrator determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (e) retaining from salary or other amounts payable to the Participant cash having a sufficient value to satisfy the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

        17.    No Effect on Employment or Service.    Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant's relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant's right or the Company's right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

        18.    Date of Grant.    The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

        19.    Term of Plan.    Subject to Section 23 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 20 of the Plan.

        20.    Amendment and Termination of the Plan.

          (a)    Amendment and Termination.    The Administrator may at any time amend, alter, suspend or terminate the Plan.

          (b)    Stockholder Approval.    The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

          (c)    Effect of Amendment or Termination.    No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

        21.    Conditions Upon Issuance of Shares.

          (a)    Legal Compliance.    Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

          (b)    Investment Representations.    As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

        22.    Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

        23.    Stockholder Approval.    The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Pharmaceutical Company Proxy-VIVUS, Inc. Notice of 2010 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — June 25, 2010 Leland F. Wilson and Timothy E. Morris, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of VIVUS, Inc. to be held on Friday, June 25, 2010 at 1172 Castro Street, Mountain View, CA 94040 at 8:00 a.m., local time, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees listed on the reverse side and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy and voting instruction card. To vote by mail, mark, sign and date your proxy and voting instruction card and return it in the enclosed postage-paid envelope. (Items to be voted appear on reverse side.)

A Pharmaceutical Company Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 25, 2010. Vote by Internet Log on to the Internet and go to www.envisionreports.com/vvus Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For withhold 01 - Leland F. Wilson 04 - Charles J. Casamento For Withhold 02 - Peter Y. Tam 05 - Linda M. Dairiki Shortliffe, M.D. For Withhold 03 - Mark B. Logan For Against Abstain 2. Approval of the 2010 Equity Incentive Plan. For Against Abstain 3. Ratification of the appointment of Odenberg, Ullakko, Muranishi & Co. LLP as the independent registered public accounting firm of VIVUS, Inc. for the fiscal year ending December 31, 2010. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below This Proxy should be marked, dated and signed by the stockholder(s) exactly as his, her or its name appears hereon, and returned promptly in the enclosed envelope. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.